Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Verb Acquisition Co., LLC,

the Sellers listed on Annex A,

Steve Deverall, as Seller Representative, and

Ascend Certification, LLC

Dated as of September 4, 2020

TABLE OF CONTENTS

Page(s)

ARTICLE I Sale and Purchase of Company INterests; Closing	1

1.1 Sale and Purchase of Company Interests	1
1.2 Pre-Closing	1
1.3 Location and Date	2
1.4 Closing Deliveries.	2
1.5 Post-Closing Purchase Price Adjustment.	5
1.6 Seller Representative.	7
1.7 Withholding Taxes	9

ARTICLE II Representations And Warranties of the Company	9

2.1 Due Organization; Power; Subsidiaries	9
2.2 Authorization; No Conflict	10
2.3 Capitalization	11
2.4 Financial Statements	11
2.5 Absence of Changes	12
2.6 Real Property; Encumbrances	14
2.7 Assets	14
2.8 Taxes	15
2.9 Employee Benefit Plans	16
2.10 Employment Matters	18
2.11 Compliance; Permits	19
2.12 Legal Proceedings	20
2.13 Contracts and Commitments	20
2.14 Intellectual Property	22
2.15 Insurance	24
2.16 Transactions with Affiliates	25
2.17 Top Customers and Top Vendors	25
2.18 Brokers and Agents	25
2.19 No Other Company Representations or Warranties	25

ARTICLE III Representations And Warranties of Sellers	26

3.1 Matters Relating to Sellers	26

ARTICLE IV Representations And Warranties Of Buyer	27

4.1 Due Organization; Tax Status	27
4.2 Authorization; No Conflict	27
4.3 Brokers and Agents	28
4.4 Sufficient Funds	28
4.5 Investment Intent; Restricted Securities	28
4.6 Legal Proceedings	28
4.7 No Other Representations and Warranties; Acknowledgment	28

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ARTICLE V Covenants	29

5.1 Maintenance of Books and Records	29
5.2 Tax Matters	29
5.3 Confidentiality	34
5.4 Further Assurances	34
5.5 Non-Competition and Non-Solicitation	35
5.6 Cooperation in Litigation	36
5.7 Governmental Approvals and Consents	37
5.8 Public Announcements	37
5.9 Release of Claims	37
5.10 Waiver of Rights	38
5.11 Supplement to Disclosure Schedules	38

ARTICLE VI Indemnification	38

6.1 Indemnification by Sellers	38
6.2 Indemnification by Buyer	39
6.3 Limitations on Indemnification Obligations	39
6.4 Survival and Expiration of Representations, Warranties, Covenants and Agreements	40
6.5 Indemnification Procedures	41
6.6 Payment	42
6.7 Obligation to Mitigate	42
6.8 Exclusive Remedy	42

ARTICLE VII Definitions	43

7.1 Specific Definitions	43
7.2 Accounting Terms	55
7.3 Usage	55

ARTICLE VIII General	56

8.1 Notices	56
8.2 Entire Agreement	57
8.3 Successors and Assigns	57
8.4 Counterparts	57
8.5 Expenses and Fees	57
8.6 Governing Law	57
8.7 Submission to Jurisdiction	57
8.8 Specific Performance	58
8.9 Severability	58
8.10 Amendment; Waiver	58
8.11 Absence of Third Party Beneficiary Rights	58
8.12 Mutual Drafting	58
8.13 Further Representations	59
8.14 Public Disclosure	59
8.15 Currency	59

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Exhibits:

Exhibit A	Membership Interest Assignment Agreement
Exhibit B	Buyer Operating Agreement
Exhibit C	Form of Key Employee Agreement – Steve Deverall
Exhibit D	Form of Key Employee Agreement – Dustin Kenyon

Schedules:

Schedule 5.2(a)(ii)	Tax Treatment Methodology

Disclosure Schedule

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Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 4, 2020, by and among Verb Acquisition Co., LLC, a Nevada limited liability company (“Buyer”), Ascend Certification, LLC, a Utah limited liability company (the “Company”), the Persons listed on Annex A (individually, “Seller” and, collectively, “Sellers”), and Steve Deverall solely in his capacity as the Seller Representative (the “Seller Representative”). Buyer, the Company, each Seller and Seller Representative may be referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, Sellers own all of the outstanding limited liability company membership interests in the Company (the “Company Interests”);

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Company Interests upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the Closing, and as an inducement to Buyer and Sellers to enter into this Agreement, Sellers have entered into duly executed contribution and exchange agreements (collectively, the “Rollover Agreements”) between each such Seller and Buyer, pursuant to which immediately prior to Closing Sellers will contribute certain of their Company Interests (the “Contributed Interests”) to Buyer in exchange for equity interests in Buyer, which shall be valued at the Membership Interest Rollover Amount (Closing) (as defined below) and be transferred to Sellers at Closing (the “Membership Interest Rollover”).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and legal sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
Sale and Purchase of Company INterests; Closing

1.1 Sale and Purchase of Company Interests. Except as otherwise agreed in writing between Sellers and Buyer, upon the terms and subject to the conditions hereof, at the Closing, Sellers shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, the Company Interests (other than the Contributed Interests) free and clear of all Liens (other than restrictions on transfer under applicable securities Laws) in exchange for consideration in the aggregate amount of Five Million Seven Hundred Dollars ($5,700,000) (the “Base Purchase Price”), which shall be adjusted and payable as set forth in Section 1.4(c)(i), and subject to further adjustment pursuant to Section 1.5.

1.2 Pre-Closing. No less than one (1) Business Day prior to the Closing Date, the Company and Sellers shall have delivered to Buyer the following:

(a) pay-off letters duly executed by each Person to whom any Unpaid Company Indebtedness is owed by the Company, including wire transfer instructions for the payment of such Unpaid Company Indebtedness to each such Person and a release of all Liens with respect to such Unpaid Company Indebtedness, effective upon the discharge of such Unpaid Company Indebtedness at the Closing;

(b) wire transfer instructions for the payment and satisfaction of all Unpaid Transaction Expenses owed by the Company to any Person and appropriate documentation for such Unpaid Transaction Expenses;

(c) wire transfer instructions for payment of the Change of Control Payments to the Company, for further payment to the applicable employees of the Company;

(d) wire transfer instructions for payment of the Closing Payment to Sellers; and

(e) the Closing Payment Certificate.

1.3 Location and Date. The consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place by remote exchange of signatures and documents on the date hereof (the “Closing Date”). To the extent permitted by Law, for Tax and accounting purposes the parties will treat the Closing as being effective as of 12:01 a.m., Pacific Time, on the Closing Date (the “Effective Time”).

1.4 Closing Deliveries.

(a) Deliveries by the Seller Representative and Sellers. Upon the terms and subject to the conditions contained herein, at the Closing, the Seller Representative or Sellers, as applicable, shall deliver, or cause to be delivered, to Buyer the following:

(i) Membership Interest Assignment Agreement. The Membership Interest Assignment Agreement substantially in the form of Exhibit A assigning and transferring to Buyer all Company Interests (other than the Contributed Interests) to be sold by each Seller (the “Membership Interest Assignment Agreement”), duly executed by each Seller;

(ii) Operating Agreement. The Amended and Restated Operating Agreement of Buyer, substantially in the form of Exhibit B (the “Buyer Operating Agreement”), duly executed by each Seller;

(iii) Key Employee Agreements and Offer Letters. The employment agreements, substantially in the forms of Exhibit C and Exhibit D (each, a “Key Employee Agreement” and collectively, the “Key Employee Agreements”), duly executed by Steve Deverall and Dustin Kenyon, respectively, and offer letters of employment duly executed by the other current employees of the Company;

(iv) Rollover Agreements. The Rollover Agreements, duly executed by each Seller;

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(v) FIRPTA Certificates and W-9s. A certificate, in form and substance reasonably satisfactory to Buyer, pursuant to Treasury Regulation Section 1.1445-2(b), that Sellers are not foreign persons within the meaning of Section 1445 and Section 1446(f)(2) of the Code, and an executed copy of Internal Revenue Service (“IRS”) Form W-9 from each Seller; and

(vi) Other Documents. All other certificates, documents, instruments and other items required to be delivered by the Company or any Related Party pursuant to the Transaction Documents or that are reasonably necessary to give effect to the transactions contemplated hereby or thereby or to vest in Buyer good and valid title in and to the Company Interests free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).

(b) Deliveries by the Company. Upon the terms and subject to the conditions contained herein, at the Closing, the Company shall deliver to Buyer the following:

(i) Secretary’s Certificates. A certificate executed by the Secretary of the Company as of the Closing Date certifying that attached thereto are (A) a true, complete and correct copy of the Organizational Documents of the Company, as in effect on the Closing Date, and, in the case of Organizational Documents publicly filed in the state of formation of such Person, certified by an appropriate authority of such state, and (B) true, complete and correct copies of resolutions of the members and the manager of the Company authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, which resolutions have not been modified, rescinded or revoked;

(ii) Good Standing Certificates. A certificate issued by the Utah Division of Corporations & Commercial Code and each other jurisdiction in which the Company is qualified to do business, certifying as of a date no more than seven (7) Business Days prior to the Closing Date that the Company is in good standing under the Laws of such jurisdiction;

(iii) Resignations. Letters executed as of the Closing Date by any manager, director, officer or employee (or persons holding comparable positions) of the Company, if and to the extent requested by Buyer, resigning such person’s positions as a manager, director, officer or employee (or any comparable position) of the Company;

(iv) Termination of Certain Agreements. Agreements executed as of the Closing Date by any Person who is a Member or an Affiliate of a Member who has an employment agreement, profit sharing agreement, proprietary information and inventions agreement or other agreement with the Company.

(v) Organizational Documents. The organizational record books, minute books, and seal, if any, of the Company; and

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(vi) Other Documents. All other certificates, documents, instruments and other items required to be delivered by the Company or any Related Party pursuant to the Transaction Documents or that are reasonably necessary to give effect to the transactions contemplated hereby or thereby or to vest in Buyer good and valid title in and to the Company Interests free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).

(c) Deliveries by Buyer. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall pay, deposit or withhold the Base Purchase Price as provided in Section 1.4(c)(i) and shall otherwise deliver to the Seller Representative or, as applicable, Sellers:

(i) Base Purchase Price. At the Closing, the Base Purchase Price shall be payable, in order, as follows:

(A) Buyer shall withhold from the Base Purchase Price and pay directly to the holders of all Unpaid Company Indebtedness, all sums necessary and sufficient to fully pay, discharge and satisfy such Unpaid Company Indebtedness in accordance with the pay-off letters delivered pursuant to Section 1.2(a);

(B) Buyer shall withhold from the Base Purchase Price and pay directly to each Person to whom any Unpaid Transaction Expenses are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all Unpaid Transaction Expenses in accordance with the wire transfer instructions and documentation delivered pursuant to Section 1.2(b);

(C) Buyer shall withhold from the Base Purchase Price and pay directly to the Company an amount equal to $300,000, representing the aggregate amount of the Change of Control Payments, in accordance with the wire transfer instructions delivered pursuant to Section 1.2(c) and then cause the Company to pay the portion of such Change of Control Payments payable to the employee on the Closing Date, in accordance with the Closing Payment Certificate and the Company’s normal payroll methodology, to the applicable employee of the Company;

(D) Buyer shall withhold from the Base Purchase Price (1) an amount equal to $175,000, which shall be paid to Ben Mosbarger, Jason Etherington and Nate Babbel as bonus pursuant to the terms of certain offer letters to be entered into as of the date hereof (such amount the “Offer Letter Payment”), and (2) an amount equal to $42,750 as employer tax;

(E) Buyer shall withhold from the Base Purchase Price the Membership Interest Rollover Amount (Closing); and

(F) In lieu of a cash payment at Closing, Buyer shall execute and deliver to the Seller Representative for the benefit of Sellers a promissory note in the principal amount in an aggregate sum equal to (1) the remainder of the Base Purchase Price (taking into account the adjustments made pursuant to items (A) through (D) above), minus (2) the Membership Interest Rollover Amount (Closing) (the “Closing Payment”).

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(ii) Operating Agreement. The Buyer Operating Agreement, duly executed by Buyer;

(iii) Key Employee Agreements and Offer Letters. The Key Employee Agreements and offer letters with other current employees of the Company, duly executed by Parent;

(iv) Rollover Agreements. The Rollover Agreements, duly executed by Buyer;

(v) Membership Interest Rollover Consideration. The Membership Interest Rollover Consideration due at the Closing to Sellers; and

(vi) Guaranty of Payment Agreement. That certain Guaranty of Payment Agreement dated of even date herewith by Parent for the benefit of the Seller Representative.

1.5 Post-Closing Purchase Price Adjustment.

(a) Within forty-five (45) calendar days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative an unaudited balance sheet of the Company along with the data and work papers, showing in reasonable detail the Buyer’s good faith calculation of the Working Capital as of the Effective Time, together with the amount of the Working Capital Adjustment based thereon (collectively, the “Final Working Capital Statement”).

(b) If the Seller Representative disputes any matter or item set forth in the Final Working Capital Statement, the Seller Representative may, within thirty (30) days after receipt of the Final Closing Statement, provide to Buyer a written statement of such disputes (“Notice of Dispute”). During such thirty (30)-day review period and any period of dispute with respect to the Final Working Capital Statement thereafter, Buyer shall, and shall cause the Company to, (x) provide Seller Representative and his representatives with reasonable access during normal business hours to the Books and Records of the Company and all working papers in the Buyer’s or its representative’s possession or control for purposes of their review of the Final Working Capital Statement and (y) cooperate reasonably with Seller Representative in connection with such review. Buyer and the Seller Representative shall use good faith efforts to jointly resolve such disputes within thirty (30) days after Buyer’s receipt of the Notice of Dispute, which resolution, if achieved, shall be binding upon all Parties to this Agreement and not subject to dispute or judicial review.

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(c) If Buyer and the Seller Representative cannot resolve such disputes to their mutual satisfaction within such thirty (30)-day period, Buyer and the Seller Representative shall, within the following ten (10) days, jointly engage the Neutral Accountant to review the Final Working Capital Statement together with the Notice of Dispute and any other relevant documents. The Neutral Accountant shall calculate the Working Capital using the items included in the Final Working Capital Statement that are not disputed by Buyer and the Seller Representative and shall make its own determination of any item that is disputed by Buyer and the Seller Representative, but otherwise in accordance with the provisions of this Agreement; provided, however, that in no event shall any such determination by the Neutral Accountant for any disputed item be outside the range therefor set forth in the Final Working Capital Statement and the written Notice of Dispute. The Neutral Accountant shall not be authorized or permitted to apply any accounting methods, treatments, principles or procedures other than as described in Section 1.5(a). When rendering decisions with respect to items disputed in the Notice of Dispute, the Neutral Accountant will take into consideration both sides of any required accounting entry when resolving such disputed item (e.g., a misclassification of outstanding checks between cash and accounts payable will require adjustment to both accounts, even if cash is the account subject to the Notice of Dispute and accounts payable is not). The Neutral Accountant shall report its conclusions as to such disputes and its determination of the Working Capital and the amount of the Working Capital Adjustment based thereon pursuant to this Section 1.5 no later than thirty (30) days after it is engaged by Buyer and the Seller Representative, which determination shall be conclusive on all Parties to this Agreement and not subject to further dispute or judicial review. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.5 may be entered in and enforced by any court having jurisdiction. If the Neutral Accountant resolves all of the objections in favor of Buyer, Seller Representative will be responsible for the Neutral Accountant’s fees and expenses. If the Neutral Accountant resolves all of the objections in favor of Seller Representative, Buyer will be responsible for the Neutral Accountant’s fees and expenses. If the Neutral Accountant resolves some of the objections in favor of each of Buyer and Seller Representative, then each of Buyer, on the one hand, and Seller Representative, on the other hand, shall be responsible for fifty (50%) of the Neutral Accountant’s fees and expenses.

(d) At such time as the Working Capital as of the Effective Time is finalized (such amount being the “Final Working Capital Amount”), the Base Purchase Price shall be adjusted as follows (and such adjustment shall be referred to herein as the “Working Capital Adjustment”):

(i) If the Final Working Capital Amount is less than the Target Working Capital, then the amount of such deficiency shall be payable to Buyer by Seller Representative (on behalf of the Sellers), within three (3) Business Days, after the date of determination of the Final Working Capital Amount in immediately available funds by wire transfer to such bank account as per the written instructions of the Company or Buyer.

(ii) If the Final Working Capital Amount is greater than the Target Working Capital, then Buyer shall, within three (3) Business Days after the date of determination of the Final Working Capital Amount, pay any such excess to the Seller Representative (on behalf of Sellers, in accordance with each Seller’s Pro Rata Share), in immediately available funds by wire transfer to such bank account as per the written instructions of the Seller Representative.

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(e) The Parties agree that the procedures set forth in this Section 1.5 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Final Closing Adjustment Statement and the Final Working Capital Amount; provided, however, that this provision shall not prohibit Buyer or the Seller Representative from instituting litigation to enforce the determination of the Neutral Accountant.

1.6 Seller Representative.

(a) By their execution of this Agreement and delivery of their Company Interests and/or their acceptance of any consideration pursuant to this Agreement, Sellers hereby irrevocably appoint the Seller Representative as the representative, attorney-in-fact and agent of Sellers in connection with the transactions contemplated by this Agreement and in any litigation or arbitration involving this Agreement. In connection therewith, the Seller Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Seller Representative shall deem necessary or appropriate, and shall have the power and authority to, in each case, in the name and on behalf of Sellers:

(i) act for Sellers with regard to all matters pertaining to this Agreement;

(ii) act for Sellers to transact matters of litigation or arbitration with regard to all matters pertaining to this Agreement;

(iii) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement (including waiving any closing conditions on behalf of Sellers or deem any closing condition satisfied);

(iv) receive funds, make payments of funds, and give receipts for funds;

(v) do or refrain from doing, on behalf of Sellers, any further act or deed that the Seller Representative deems necessary or appropriate in the Seller Representative’s discretion relating to the subject matter of this Agreement as fully and completely as Sellers could do if personally present;

(vi) give and receive all notices required to be given or received by Sellers under this Agreement;

(vii) agree to, negotiate and/or comply with the determination of the Final Working Capital Statement and the Final Working Capital Amount pursuant to Section 1.5;

(viii) agree to, negotiate, enter into settlements and compromises and/or comply with arbitration awards and court Orders with respect to claims for indemnification made by Buyer under Article VI; and

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(ix) receive service of process in connection with any claims under this Agreement.

(b) The Seller Representative shall act for Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of Sellers. The Seller Representative is authorized to act on behalf of Sellers notwithstanding any dispute or disagreement among Sellers. In taking any action as the Seller Representative, the Seller Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person whom the Seller Representative reasonably believes to be authorized thereunto.

(c) In the event the Seller Representative becomes unable to perform the Seller Representative’s responsibilities hereunder, Sellers (acting by a written instrument signed by Sellers who held, as of immediately prior to the Closing, a majority (by voting power) of the then outstanding Company Interests) shall select another representative to fill the vacancy of the Seller Representative, and such substituted representative shall be deemed to be the Seller Representative for all purposes of this Agreement. The Seller Representative shall provide Buyer prompt written notice of any replacement of the Seller Representative, including the identity and address of the new Seller Representative. Upon any replacement of the Seller Representative, if requested by Buyer, the substitute Seller Representative shall execute a confidentiality agreement in connection with such appointment.

(d) For all purposes of this Agreement:

(i) Buyer shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to the settlement of any disputes or claims under this Agreement, or any other actions required or permitted to be taken by the Seller Representative hereunder, and no Party shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Seller Representative;

(ii) the provisions of this Section 1.6 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement; and

(iii) this Section 1.6 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, assignees and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to the rights of each applicable Seller hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

(e) Sellers agree that the Seller Representative shall not be liable for any Damages while acting in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement.

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1.7 Withholding Taxes. Buyer (and its Affiliates) shall be entitled to deduct and withhold from amounts otherwise payable by it pursuant to this Agreement to any Person, such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Sellers and any other recipients of payments hereunder. Before making any such deduction or withholding from amounts otherwise payable pursuant to this Agreement (other than with respect to amounts treated as compensation and subject to payroll withholding), Buyer shall use commercially reasonable efforts to provide any Person on behalf of which such deduction or withholding is proposed to be made five (5)-days advance written notice of the intention to make such deduction or withholding, which notice shall include the basis for the proposed deduction or withholding under applicable Law and Buyer will reasonably cooperate with any reasonable request from such Person to obtain reduction of or relief from such deduction or withholding. In the event that any amount is so deducted, withheld and remitted to the appropriate Governmental Authority, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

1.8 Post-Closing Payments and Withholding. On or before October 5, 2020, Buyer shall cause the Company to pay (i) the Offer Letter Payment and the Change of Control Payments to Dustin Kenyon, Ben Mosbarger, Jason Etherington and Nate Babbel, as applicable (subject to any withholding taxes under applicable law thereon), and (ii) any applicable withholding taxes arising from the receipt by Ben Mosbarger, Jason Etherington and Nate Babbel of their pro rata portion of the Membership Interest Rollover Amounts (Closing), or the equity granted to them in the Company that they are exchanging for such rollover amounts (the “Equity Compensation”), in each case in accordance with the Company’s normal payroll practice. Buyer shall cause the Company to remit any such withholding taxes to the appropriate Governmental Authority. Notwithstanding any other provision herein to the contrary, Buyer shall indemnify and hold harmless the Company and the Sellers for any failure by the Company to properly withhold taxes attributable to Offer Letter Payment, the Change of Control Payment, and the Equity Compensation.

ARTICLE II

Representations And Warranties

of the Company

To induce Buyer to enter into the Transaction Documents and consummate the transactions contemplated thereby, the Company makes the following representations and warranties to Buyer as of the date of this Agreement, except as disclosed by the Company in the written Disclosure Schedule provided to Buyer dated the date of this Agreement (the “Disclosure Schedule”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.

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2.1 Due Organization; Power; Subsidiaries. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Utah. Section 2.1 of the Disclosure Schedule sets forth a correct and complete list of (a) any name under which the Company has done, or is doing, business and (b) each jurisdiction in which the Company is qualified to do business. The Company has all necessary limited liability company power and authority to carry on its business as is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be registered or qualified can be cured without material cost or expense and would not have a Material Adverse Effect on the Company. The Company does not own or have any interest in any shares or have any ownership interest in any other Person.

2.2 Authorization; No Conflict.

(a) The Company has full limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company, and (assuming due authorization, execution and delivery by Buyer) constitutes, or upon such delivery constitutes, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforcement Exceptions”).

(b) Except as set forth on Section 2.2(b) of the Disclosure Schedule, the execution, delivery and performance of the Transaction Documents by the Company, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Organizational Documents of the Company; (ii) violate any law to which the Company or any assets owned or used by the Company is subject; (iii) require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; (iv) result in the imposition of any Lien upon any asset owned or used by the Company; or (v) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, result in any loss of benefit under or require any consent, waiver, approval, notice, filing, declaration or authorization under, any Material Contract or Material Permit to which the Company is a party or by which the Company is bound or to which any asset of the Company is subject or under which the Company has any rights or the performance of which is guaranteed by the Company.

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2.3 Capitalization.

(a) Section 2.3(a) of the Disclosure Schedule sets forth a correct and complete list of (i) the limited liability company interests of the Company, and (ii) the number (and class) of issued and outstanding limited liability company interests or other equity securities of the Company and all holders thereof. All outstanding limited liability company interests of the Company have been duly authorized and validly issued, are fully paid and nonassessable, were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of the Company), rights of first refusal or similar rights. Except as set forth on Section 2.3(a) of the Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional limited liability company interests or other Equity Interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such limited liability company interests or other Equity Interests.

(b) The Company is not a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity.

2.4 Financial Statements.

(a) Attached to Section 2.4(a) of the Disclosure Schedule are true, correct and complete copies of the following (collectively, the “Financial Statements”): (i) the Company’s unaudited financial statements consisting of the balance sheet as of December 31 in each of the years 2019 and 2018 and the related statements of income, statements of members’ equity and statements of cash flows and for the years then ended, respectively; and (ii) the Company’s unaudited balance sheet as of June 30, 2020 (the “Interim Balance Sheet” and the date thereof, the “Interim Balance Sheet Date”) and the related statement of income and statement of cash flows for the six (6) months then ended. Each of the Financial Statements have been prepared from, and are in accordance with the Books and Records of the Company, are true and correct in all material respects, and such Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, and were prepared in accordance with the Company’s past practices.

(b) The Company is not liable for or subject to any Liability that is required by GAAP to be reflected or reserved against in a balance sheet, except for (i) Liabilities reflected on the Interim Balance Sheet and not previously paid or discharged, (ii) Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business, (iii) Liabilities that are not material in amount, (iv) forward-looking obligations to be performed after the Closing under any Contracts of the Company, (v) those Liabilities incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, and (vi) those Liabilities set forth on Section 2.4(b) of the Disclosure Schedule.

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(c) The Company has (i) properly and validly obtained and has complied with all applicable Laws with respect to its PPP Loan (the “Company PPP Loan”), and (ii) properly utilized (and documented the utilization of) the proceeds from the Company PPP Loan in accordance with all applicable Laws.

2.5 Absence of Changes. Except as set forth on Section 2.5 of the Disclosure Schedule, since the Interim Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business, and there has not been, with respect to the Company, any:

(a) changes in the Company’s equity securities;

(b) grant of any option or right to purchase or obtain (including upon conversion, exchange or exercise) any of the Company’s equity securities;

(c) issuance of any security convertible into equity securities of the Company;

(d) grant of any registration or similar rights with respect to the equity securities of the Company;

(e) purchase, redemption, retirement or other acquisition by the Company of any of its securities;

(f) declaration or payment of any dividend or other distribution in respect of the Company’s equity securities;

(g) amendment to the Company LLC Agreement;

(h) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of the Company’s employees, officers, directors, independent contractors or consultants, other than in the Ordinary Course of Business or as provided for in any written agreement or Benefit Plan or as required by applicable Law;

(i) material change in the terms of employment for any employee of the Company or any termination of any employees of the Company other than in the Ordinary Course of Business or as provided for in any written agreement (including this Agreement) or Benefit Plan or as required by applicable Law;

(j) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant of the Company other than in the Ordinary Course of Business or as provided for in any written agreement (including this Agreement) or Benefit Plan or as required by applicable Law;

(k) adoption, modification, or termination of any employment, severance, retention or similar Contract or agreement with any current or former director, officer (or individual holding similar authority) or employee of the Company, other than in the Ordinary Course of Business or as provided for in any written agreement or as required by applicable Law;

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(l) adoption, modification or termination of any Benefit Plan, other than as required by applicable Law or any existing Benefit Plan or this Agreement, or collective bargaining or other agreement by the Company, in each case, with a union, works council or labor organization;

(m) material damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance;

(n) material change in the Company’s cash management practices, accounting methods or accounting practices;

(o) material asset of the Company sold, disposed of, leased, licensed, assigned or transferred, except in the Ordinary Course of Business;

(p) entry by the Company into any Contract that would constitute a Material Contract;

(q) incurrence, assumption or guarantee by the Company of any Indebtedness except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(r) cancellation of any material debts or entitlements;

(s) transfer, assignment or grant by the Company, outside the Ordinary Course of Business, of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(t) capital investment by the Company in, or any loan by the Company to, any other Person;

(u) acceleration, termination, material modification to or cancellation of any Material Contract;

(v) material capital expenditures by the Company, or commitment to make the same;

(w) entry into a new line of business or abandonment or discontinuance of existing lines of business by the Company;

(x) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of bankruptcy or insolvency Law or consent to the filing of any bankruptcy petition against it under any similar Law, in each case by the Company;

(y) purchase, lease or other acquisition by the Company of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

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(z) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity securities of, or by any other manner, any business or any Person, or any division thereof, by the Company;

(aa) action by the Company to change or rescind any Tax election, or amend any Tax Return that would have the effect of increasing the Tax Liability or reducing any Tax asset of the Buyer or the Company in respect of any post-Closing Tax period;

(bb) promotional, sales or discount or other activity that are or were intended to have the effect of accelerating sales prior to the Closing that would have otherwise been expected to occur subsequent to the Closing; or

(cc) contract to do any of the foregoing, or any action or omission that would result in any of the foregoing, in each case by the Company.

2.6 Real Property; Encumbrances.

(a) The Company does not own any Real Property.

(b) Section 2.6(b) of the Disclosure Schedule sets forth a correct and complete listing of all Company Leased Real Property. The Company has a valid leasehold interest to the leasehold estate in the Company Leased Real Property granted to the Company pursuant to the applicable Real Property Lease (subject to Permitted Liens). Except as set forth on Section 2.6(b) of the Disclosure Schedule, there are no parties other than the Company in possession of any portion of the Company Leased Real Property, and, to the knowledge of the Company, no Contract grants any Person the right of use or occupancy of any portion of the Company Leased Real Property (other than common areas pursuant to the terms of the Real Property Leases).

(c) To the knowledge of the Company, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to any portion of the Company Leased Real Property.

2.7 Assets. The Company has good and valid title to, or a valid leasehold interest in, all of the Assets, free and clear of all Liens (other than Permitted Liens). To the knowledge of the Company, all buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible Assets owned or used by the Company are (and with due consideration for reasonable wear and tear and the age of each specific Asset), structurally sound, in good operating condition and repair and adequate for the uses to which they are being put and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other tangible Assets (whether owned, leased or licensed) is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All tangible Assets are located on the Company Leased Real Property or sites controlled by the Company’s customers pursuant to Government Contracts.

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2.8 Taxes. Except as set forth on Section 2.8 of the Disclosure Schedule:

(a) Since the date of its formation, the Company has been properly treated as a partnership under Treasury Regulation Section 301.7701-3(b)(1)(i) for U.S. federal Income Tax purposes and no election has been made to treat the Company as an association taxable as a corporation for U.S. federal Income Tax purposes under Treasury Regulation Section 301.7701-3(c).

(b) All Income Tax Returns and other material Tax Returns required to be filed on or before the Closing Date by the Company (taking into account applicable extensions) have been, or will be, timely filed, and the Company has timely paid, or will pay, all Taxes due and payable by it (whether or not shown thereon as owing). All Taxes with respect to periods ending on or prior to the Closing Date that are not yet due and payable have been accrued and adequate reserves therefor have been established on the balance sheet. All such Tax Returns referenced in this Section 2.8(b) are correct and complete in all material respects and were prepared in substantial compliance with all applicable laws. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. Sellers have made available to Buyer true, correct and complete copies of all federal and state income Tax Returns of the Company for the prior five (5) Tax years.

(c) The Company (i) has withheld and paid (to the appropriate Governmental Authorities) all Taxes required by Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party and (ii) has complied with all related information reporting requirements.

(d) The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, other than any Commercial Tax Agreement. The Company is not and has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law) as transferee, by contract (other than pursuant to a Commercial Tax Agreement) or as a successor.

(e) The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provisions of foreign, state or local Law) which would apply to any tax period of the Company ending after the Closing Date. The Company has not received any private letter ruling of the IRS or comparable rulings of any other Governmental Authority which would apply to any tax period of the Company ending after the Closing Date (and no request for any such ruling is currently pending). No power of attorney that currently is in effect has been granted by the Company with respect to any Tax matter.

(f) The Company does not currently have, and has never had, a permanent establishment (as defined by applicable tax treaty) and is not subject to Tax in any foreign country.

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(g) There are no Liens for Taxes upon the assets of the Company other than statutory Liens for Taxes that are not yet due and payable.

(h) The Company is not (and has not been) a party to any joint venture, partnership or other arrangement, agreement or contract that could be treated as a partnership for Tax purposes. The Company has not issued any “profits interest” in the Company, as that term is defined in Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191.

(i) The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(j) The Company (i) uses the cash method of accounting for Income Tax purposes, (ii) has elected to amortize the start-up expenses of the Company under Code Section 195 ratably over a period of 180 months as permitted by Code Section 195(b), and (iii) has elected to amortize the organization expenses of the Company under Code Section 709 ratably as permitted by Code Section 709(b).

(k) The Company will not be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting or (ii) closing agreement made prior to the Closing Date.

(l) The Company (i) has not made any election under Partnership Audit Provisions to have them apply to the Company with respect to any period (or portion thereof) before January 1, 2018, and (ii) has not made any election to opt out of the Partnership Audit Provisions with respect to any period (or portion thereof) after December 31, 2017.

(m) The Company has not (i) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (ii) deferred payment of any payroll Taxes pursuant to Section 2302 of the CARES Act, (iii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or other credit pursuant to any COVID-19 Law, or (iv) amended any income tax return for a taxable year prior to 2020 in order to carry back a net operating loss to such year.

2.9 Employee Benefit Plans.

(a) Section 2.9(a) of the Disclosure Schedule contains a correct and complete list of all Company Benefit Plans and Company Benefit Arrangements. The Company has provided to Buyer complete and correct copies of the following documents with respect to each Company Benefit Plan and Company Benefit Arrangement, to the extent applicable: (i) all plan documents, and written descriptions of all non-written agreements relating to any such plan or arrangement; (ii) the most recent Form 5500, including all schedules thereto, annual report, financial statements and any related actuarial reports; (iii) the most recent summary plan description and summaries of material modifications thereto; (iv) all material and non-routine communications received from the IRS, Department of Labor, or any other Governmental Authority on or after January 1, 2016; (vi) the most recent determination letter received from the IRS, as applicable, and (vii) the most recent employee manuals or handbooks containing personnel or employee relations policies.

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(b) Each Qualified Plan has received a favorable determination letter, or is the subject of a favorable advisory or opinion letter as to its qualification, issued by the IRS as to its qualifications, and, to the knowledge of the Company, no act or omission in the operation of such plan has occurred that would reasonably be expected to materially adversely affect its qualified status. Each Company Benefit Plan and each Company Benefit Arrangement has been operated and administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA and the Code. With respect to each Company Benefit Plan, to the knowledge of the Company, (i) no non-exempt transactions prohibited by Code Section 4975 or ERISA Section 406 and (ii) no act or omission has occurred, which in either event would reasonably be expected to have a Material Adverse Effect.

(c) Neither the Company nor any ERISA Affiliate has, within six (6) years prior to the date of this Agreement, maintained, sponsored or been required to contribute to any Pension Plan.

(d) There are no pending or, to the knowledge of the Company, threatened claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) relating to any Company Benefit Plans or Company Benefit Arrangements (including any such claim against any fiduciary of any such Company Benefit Plan or Company Benefit Arrangement of which the Company has knowledge). No audit or examination by any Governmental Authority (including the IRS and the Department of Labor) is pending, nor to the knowledge of the Company, threatened.

(e) Except as set forth on Section 2.9(e) of the Disclosure Schedule, no Company Benefit Plan or Company Benefit Arrangement exists that, as a result of the transactions contemplated hereby, would (either alone or in combination with another event) (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments or any other material payment from the Company that is not otherwise set aside in a trust or accrued for as a Liability, (iii) forgive any indebtedness, or (iv) promise or provide any tax gross ups or tax indemnification under Section 409A of the Code.

(f) No Company Benefit Plan or Company Benefit Arrangement provides post-employment medical benefits except as required by COBRA or other applicable Laws.

(g) The Company does not maintain and has not maintained any Benefit Plan or Benefit Arrangement covering any current or former employee of the Company that is or was subject to the Laws of any jurisdiction outside of the United States.

(h) To the knowledge of the Company, each Company Benefit Plan or Company Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated in all material respects in operational and documentary compliance with Section 409A and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Benefit Plan, except for any instance of non-compliance that would not reasonably be expected to have a Material Adverse Effect.

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(i) The amount of the Unpaid Employee Payments of the Effective Date is $0.00.

2.10 Employment Matters.

(a) Section 2.10(a) of the Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of (i) all officers and directors of the Company; (ii) all employment agreements to which the Company is bound (other than offer letters for at-will employment without an obligation for severance or the form employment Contract entered into in the ordinary course of business, a true and correct copy of which has been provided to Buyer); (iii) offer letters for at-will employment with other employees of the Company, and (iv) the current annual compensation (and the portions thereof attributable to salary, bonus and other compensation respectively) of each employee and director, as applicable, of the Company as of the date of this Agreement.

(b) The Company is not the subject of any unfair labor practice complaint pending or, to the knowledge of the Company, threatened, before the National Labor Relations Board.

(c) The Company is not nor has it been a party to or bound by any collective bargaining agreement, trade union agreement, works council or employee representative agreement. There have been no labor unions or other organizations representing or, to the knowledge of the Company, purporting or attempting to represent any employee of the Company. To the knowledge of the Company, since January 1, 2016, no employee of the Company has attempted to organize a labor union or other organization to represent any employee of the Company. There is no current, pending or, to the knowledge of the Company, threatened strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of the Company.

(d) The Company is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration and required documentation, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, worker classification, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance. The Company is not bound by any consent decree with any Governmental Authority arising out of any employment or labor issues, and, to the knowledge of the Company, none has been threatened. Since January 1, 2016, there have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Company and, to the knowledge of the Company, there have been no threats of such claims or actions. The Company has properly treated all service providers classified as independent contractors for all Tax purposes.

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(e) The Company has not effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment, Retraining and Notification Act (“WARN Act”), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without complying with all provisions of the WARN Act, or implemented any early retirement, separation or window program within the twenty-four (24) months prior to the date of this Agreement, nor, as of the date of this Agreement, has the Company announced any such action or program for the future.

2.11 Compliance; Permits.

(a) The Company is conducting and, to the knowledge of the Company, has at all times in the past three (3) years conducted its business and operations in material compliance with all applicable Laws and Permits, and with all of its posted or internal policies related to privacy, the use, collection and protection of Sensitive Data or system security (“Privacy Policies”). Since January 1, 2017, the Company has not received any written communication from any Governmental Authority or Person alleging noncompliance in with any applicable Law or Privacy Policies. Without limiting the generality of the foregoing, the Company is currently in material compliance with and, to the knowledge of the Company, has materially complied with: (i) its policies, other legal obligations and any obligations under any Contract applicable to the Company or to which the Company is bound with respect to privacy, including the receipt, access, acquisition, collection, compilation, use, storage, processing, transmission, safeguarding, security, disposal, destruction, disclosure, sale, licensing, rental, or transfer (“Handling”) of Sensitive Data or other protected personally identifiable consumer information; and (ii) its policies and any obligations under any Contract applicable to the Company or to which the Company is bound with respect to applicable state and federal consumer financial protection Laws. The Company maintains commercially reasonable administrative, technical, and physical safeguards that are in compliance in all material respects with all applicable Laws or obligations under any Contract to which the Company is bound. To the knowledge of the Company, there are no notices, claims, charges, investigations, proceedings or disciplinary actions pending or threatened by a Governmental Authority or any other Person against the Company alleging a violation of any applicable Laws relating to data security or privacy of Sensitive Data. To the knowledge of the Company, since January 1, 2016, there have not been any actual or alleged incidents of data security breaches, unauthorized access, loss, or use of any of the Business Systems, Sensitive Data or confidential information or trade secret, or unauthorized Handling of any Sensitive Data, company data, confidential information or trade secret, in each case used or held for use by or on behalf of the Company. The Company has received no written or, to the knowledge of the Company, other notice from any Governmental Authority regarding any investigation, proceeding or disciplinary action pending or threatened by a Governmental Authority against any Top Customer or Top Vendor.

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(b) The Company owns or holds all Permits required for the conduct of the business of the Company (including the operation of the Company’s real property and tangible assets), except where the failure to own or hold such Permit would not have a Material Adverse Effect on the Company (the “Material Permits”). Each Material Permit is valid and in full force and effect. Section 2.11(b) of the Disclosure Schedule sets forth a correct and complete list of each Material Permit. To the Company’s knowledge, no event has occurred that, with notice or the lapse of time or both, would result in the termination, revocation, non-renewal, suspension or restriction of any Material Permit.

2.12 Legal Proceedings. Except as set forth on Section 2.12 of the Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against the Company, and no written notice of any Action against the Company, whether pending or threatened, has been received by the Company. There are no Orders against the Company, and no supervisory agreements, memoranda of understanding, commitment letters or similar written undertakings with or to any Governmental Authority by the Company. The Company is not party to any Action seeking to enjoin or restrain the activities of any other Person, for declaratory relief or to recover monies due to the Company.

2.13 Contracts and Commitments.

(a) Section 2.13(a) of the Disclosure Schedule sets forth a correct and complete list of the following Contracts to which the Company is a party (collectively, the “Material Contracts”):

(i) (A) each Contract with a Top Customers and (B) each Contract with a Top Vendor;

(ii) each Current Government Contract;

(iii) each Contract that requires the expenditure by the Company of more than $25,000 in the aggregate during the twelve-month period ending on December 31, 2020;

(iv) each Contract with any Related Party (other than any Company Benefit Plans or Company Benefit Arrangements);

(v) each power of attorney;

(vi) each Contract with any employee of the Company (other than any Company Benefit Plans, Company Benefit Arrangements, or any form offer letter or form Contract entered into in the ordinary course of business, a true and correct copy of which has been provided to Buyer), including any Contract under which such employee is advanced or loaned any funds (other than advancements of expenses to employees in the ordinary course of business);

(vii) each Contract with any independent contractor of the Company or any consultant to the Company (other than any Company Benefit Plans, Company Benefit Arrangements, or any form offer letter or form Contract entered into in the ordinary course of business);

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(viii) each Contract that is not terminable by the Company without penalty on less than six months’ notice;

(ix) each Contract evidencing Company Indebtedness, including any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation or lease purchase agreement;

(x) each written warranty, guaranty or other similar undertaking with respect to contractual performance (other than contracts entered into in the ordinary course of business a primary purpose of which is not providing a warranty or guaranty);

(xi) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, including each Real Property Lease;

(xii) each license or other Contract pursuant to which the Company uses Company Licensed Intellectual Property (excluding currently-available, off-the-shelf, non-exclusive Software programs);

(xiii) each license or other Contract pursuant to which the Company has licensed or otherwise granted any right to any Person with respect to Company Intellectual Property, but excluding non-exclusive licenses granted to customers of the Company in the Ordinary Course of Business;

(xiv) each Contract for the sale of Assets (other than in the Ordinary Course of Business) or for the acquisition of the assets or business of any other Person pursuant to which the Company has continuing obligation;

(xv) each Contract that contains any customer non-solicitation, non-competition, confidentiality or similar obligations binding the Company or that otherwise prohibits the Company from entering into any line of business;

(xvi) each Contract in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any service, product or territory or has agreed to purchase or otherwise obtain any material product or service exclusively or on most favored terms from a single party or sell any product or service exclusively or on most favored terms to a single party; and

(xvii) each Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise (other than referral agreements and reseller agreements in the ordinary course of business).

The Company has made available to Buyer a true and correct copy of all written contracts (or description of any oral contracts) which are referred to on Section 2.13(a) of the Disclosure Schedule, together with all amendments, schedules, exhibits, annexes, waivers or other changes thereto.

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(b) Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, each of the other parties thereto. Neither the Company nor, to the knowledge of the Company, any other party to any Material Contract, is in violation, breach or default under, any Material Contract, and, to the knowledge of the Company, there exists no condition or event which, after notice, lapse of time or both, would constitute any such violation, breach or default. The Company does not have any Contract with a Governmental Authority.

2.14 Intellectual Property.

(a) Company Registrations. Section 2.14(a) of the Disclosure Schedule sets forth a correct and complete list of all Intellectual Property Registrations that are owned by the Company and all pending applications for registration of Intellectual Property of the Company (collectively, the “Company Registrations”) in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s), as applicable. All assignments, if any, of Intellectual Property Registrations to the Company have been properly executed and recorded. All Company Registrations are subsisting and unexpired, and, to the knowledge of the Company, valid and enforceable. All necessary registration, maintenance and renewal and other fees in connection with those Company Registrations have been paid in a timely manner.

(b) Ownership and Sufficiency. Except as set forth in Section 2.14(b) of the Disclosure Schedule, each item of Company Owned Intellectual Property is, and following the Closing, will be owned by the Company, and each item of Company Licensed Intellectual Property will be available for use under a license by the Company on substantially identical terms and conditions as it was immediately prior to the Closing, in either case, without other restriction and without payment of any kind to any third party (other than amounts that would have been payable by the Company even if the transactions contemplated hereby did not occur). Except as set forth in Section 2.14(b) of the Disclosure Schedule, the Company is the exclusive owner of all right, title and interest in, to and under Company Owned Intellectual Property, free and clear of any Liens (except Permitted Liens), subject to any non-exclusive licenses granted to customers of the Company in the Ordinary Course of Business. With respect to each item of Company Owned Intellectual Property, the item is not subject to any Order; and no Action is pending or, to the knowledge of the Company, threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item. To the knowledge of the Company, the Company owns or has the right to use all Intellectual Property necessary for the operation in all respects of the business of the Company as presently conducted without any conflict with, violation, misappropriation, or infringement of the rights of any Person.

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(c) Protection Measures. The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company uses commercially reasonable measures to police the quality of all goods and services sold, distributed or marketed under each of its Trademarks. The Company maintains commercially reasonable security, disaster recovery, back-up, and business continuity plans, procedures and facilities and test such plans and procedures on a regular basis, and such plans and procedures have been updated where proven ineffective in any material respects following such testing. No Person other than the Company, and its contractors or employees who are bound by confidentiality agreements or other enforceable obligations of confidentiality, has any current or contingent right to access or possess any proprietary source code of the Company. To the Company’s knowledge, no Person other than the Company, and its contractors or employees who are bound by confidentiality agreements or other enforceable obligations of confidentiality, has accessed or possessed any proprietary source code of the Company.

(d) Infringement by the Company. To the knowledge of the Company, no current business activity of the Company infringes or violates, or constitutes a misappropriation of, any Intellectual Property right of any third party. The Company has not received any notice alleging any such violation, infringement or other conflict, and has not received any invitation or request to license any third party patent or patent application as a condition to continuing the operation of its business as presently conducted.

(e) Infringement of Company Rights. Except as set forth on Section 2.14(e) of the Disclosure Schedule, to the knowledge of the Company, no Person is infringing, violating or misappropriating any Company Owned Intellectual Property.

(f) Authorship. Except as set forth on Section 2.14(f) of the Disclosure Schedule, all employees, independent contractors, and other Persons to whom the Company has provided access to the Company’s confidential information (including any confidential information contained in the Software and Documentation included in the Company Owned Intellectual Property) have executed enforceable written agreements requiring them to maintain the confidentiality of such information, use such information only for the benefit of the Company and assign all rights in such information and other Intellectual Property to the Company. For avoidance of doubt, the Company’s distribution of Software and Documentation included in the Company Owned Intellectual Property to customers of the Company in the Ordinary Course of Business, pursuant to non-exclusive licenses to use such Software and Documentation, shall not constitute granting such customers “access” to the Company’s confidential information embodied such Software or Documentation, where the confidential information is not readily accessible without extraordinary measures such as disassembly or reverse-engineering. Each item of the Company Owned Intellectual Property (including Software and Documentation) has been designed, authored and tested by employees, officers, consultants or independent contractors of the Company within the scope of their employment or engagement and each copyright in a work of authorship authored by such Person has been within the scope of such Person’s employment or engagement. To the knowledge of the Company, none of its employees, officers, consultants or independent contractors are in violation of any such agreements. Except for Intellectual Property for which the Company has a license or valid right of use, to the knowledge of the Company, no Person (including customer, past or present employee, officer, director, shareholder, or Affiliate) has any claim of ownership or right (other than non-exclusive license rights granted to customers of the Company in the Ordinary Course of Business) in the Intellectual Property used, owned or purportedly owned by the Company.

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(g) Open Source. Except as set forth on Section 2.14(g) of the Disclosure Schedule, the Company has not distributed or otherwise used any Open Source Materials in a manner that would obligate the Company to (i) disclose or distribute any of its products in source code form, (ii) license or otherwise make available any of its products on a royalty-free basis or (iii) grant any rights in any Company Owned Intellectual Property.

(h) Business Systems. The computer systems, including the computer software, hardware, equipment, networks, databases, platforms, servers, interfaces, applications, websites and related information technology systems, that are used or held for use by the Company in its business as presently conducted (collectively, the “Business Systems”): (i) are owned, leased or licensed by the Company; (ii) are reasonably sufficient for the current needs of the Company, including as to capacity, scalability, and ability to process current peak data needs and customer volumes in a timely manner; and (iii) the Company will continue to have such rights immediately after the Closing. Except as set forth on Section 2.14(h) of the Disclosure Schedule, since January 1, 2016, to the knowledge of the Company, there have been no failures, breakdowns, data losses, continued substandard performance or other adverse events affecting any such Business Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Business Systems and/or the conduct of the business of the Company or that was reportable to any Governmental Authority or affected party or that was not otherwise remedied or replaced in all material respects. To the knowledge of the Company, the Business Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access to, or to maliciously disable or erase software, hardware, or data. The Company is not in breach of any of its Contracts, agreements or licenses relating to the Business Systems.

2.15 Insurance. Section 2.15 of the Disclosure Schedule sets forth a correct and complete list of each insurance policy (other than any insurance policy funding a Company Benefit Plan or a Company Benefit Arrangement) carried by the Company, the amounts and types of insurance coverage available thereunder, and any pending claims thereunder. The Company has delivered to Buyer complete and correct copies of all such insurance policies. With respect to each such insurance policy: (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) the Company is not in violation, breach or default (including any violation, breach or default with respect to the giving of notice), and to the knowledge of the Company, no event has occurred which, after notice or the lapse of time or both, would constitute a violation, breach or default or permit termination, revocation or modification under such policy. All premiums payable under all such policies have been timely paid, and the Company is in material compliance with the terms of such policies. Such insurance policies are sufficient for compliance by the Company with all requirements under all applicable Laws applicable to the Company, or its rights, properties or assets, or otherwise required by Contracts to which the Company is a party or by which any of the Company’s rights, assets or properties are bound. There is no Action pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

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2.16 Transactions with Affiliates. Except as set forth on Section 2.16 of the Disclosure Schedule, none of the Sellers or any Affiliate thereof or of the Company or any officer, manager, director or employee of the Company has any financial interest in any property used by the Company or a financial interest in any transaction with the Company (other than with respect to services provided to, and compensation and benefits owed by, the Company to employees in the Ordinary Course of Business, or pursuant to and in accordance with this Agreement and the other Transaction Documents).

2.17 Top Customers and Top Vendors.

(a) Section 2.17(a) of the Disclosure Schedule sets forth a correct and complete list of (i) the ten (10) largest customers by gross profits allocable to the Company, taken as a whole, during the twelve (12)-month period ended on the Interim Balance Sheet Date (each, a “Top Customer” and, collectively, the “Top Customers”), and (ii) the ten (10) largest vendors by total amounts paid by the Company during the twelve (12)-month period ended on the Interim Balance Sheet Date (each, a “Top Vendor” and, collectively, the “Top Vendors”).

(b) Since the Interim Balance Sheet Date, no Top Customer or Top Vendor has: (i) stopped, or indicated in writing an intention to stop, receiving services from or providing goods or services to the Company; (ii) reduced in any material respect, or indicated in writing an intention to reduce in any material respect, receipt of services from or provision of goods or services to the Company; or (iii) changed in any material respect, or indicated in writing an intention to change in any material respect, the terms and conditions on which it receives services from or provides goods or services to the Company. To the knowledge of the Company, there is no development affecting any Top Customer or Top Vendor Bank that would impair the ability of such Top Customer or Top Vendor to perform their obligations under their Contracts with the Company in accordance with their respective terms.

2.18 Brokers and Agents. Except as set forth on Section 2.18 of the Disclosure Schedule, no broker or finder has acted for the Company in connection with the Transaction Documents or the transactions contemplated thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Company.

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2.19 No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in this Article II and Article III (as modified by the Disclosure Schedule), in any Transaction Document or in any certificate delivered pursuant hereto or thereto, neither the Company, Sellers nor any other Person: (a) makes or has made any representations or warranties, express or implied, including any representations or warranties as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets of the Company, or (b) makes or has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its business (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company). Any and all statements or information communicated by the Company, Sellers or any other Person regarding the Company or its business outside of this Article II and Article III, including by way of the documents provided in response to Buyer’s due diligence requests and any management presentations provided, whether verbally or in writing, are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement. Sellers acknowledge that neither the Buyer nor any of its officers, mangers, directors, employees or representatives, nor any other Person makes or will be deemed to have made hereunder any representations or warranties, express or implied, regarding the Buyer or its business, except as expressly set forth in this Agreement, in any Transaction Document or in any certificate delivered pursuant hereto or thereto.

ARTICLE III

Representations And Warranties of Sellers

3.1 Matters Relating to Sellers. To induce Buyer to enter into the Transaction Documents and consummate the transactions contemplated thereby, each Seller represents and warrants, solely as to itself, to Buyer, as of the date of this Agreement, as follows:

(a) Such Seller has all requisite capacity, power and authority to execute, deliver and perform the Transaction Documents to which it is a party, and to transfer, convey and sell to Buyer at the Closing the Company Interests to be sold or contributed by such Seller hereunder. This Agreement is, and all other Transaction Documents to which such Seller is a party are, or when executed and delivered by such Seller, will be, (i) duly and validly authorized, executed and delivered by such Seller and (ii) assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligations of such Seller, enforceable against it in accordance with their respective terms, subject to the Enforcement Exceptions.

(b) The execution, delivery and performance by such Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both, require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority.

(c) Such Seller owns the number and type of Company Interests reflected on Section 2.3(a) of the Disclosure Schedule as being owned by such Seller free and clear of all Liens (other than restrictions on transfer under applicable securities Laws or pursuant to the terms of the Company LLC Agreement) and, at the Closing, Buyer will acquire from such Seller, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws or pursuant to the terms of the Company LLC Agreement or Liens imposed by Buyer), good and valid title to all such Company Interests.

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(d) Except as set forth on Section 2.18 of the Disclosure Schedule, no broker or finder has acted for such Seller in connection with the Transaction Documents or the transactions contemplated thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Seller.

ARTICLE IV

Representations And Warranties Of Buyer

To induce Sellers to enter into the Transaction Documents and consummate the transactions contemplated thereby, Buyer represents and warrants to Sellers, as of the date of this Agreement, as follows:

4.1 Due Organization; Tax Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has full limited liability company power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be registered or qualified can be cured without material cost or expense. Buyer is currently a wholly-owned subsidiary of Parent and is treated as an entity that is disregarded as separate from Parent for U.S. federal Income Tax purposes and no election has been made to treat Buyer as an association taxable as a corporation for U.S. federal Income Tax purposes under Treasury Regulation Section 301.7701-3(c). Buyer (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement.

4.2 Authorization; No Conflict.

(a) Buyer has full limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company, Sellers and any other applicable parties thereto) constitutes, or upon such delivery constitutes, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforcement Exceptions.

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(b) The execution, delivery and performance of the Transaction Documents by Buyer, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Organizational Documents of Buyer; (ii) violate any law to which the Company or any assets owned or used by the Company is subject; (iii) require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; (iv) result in the imposition of any Lien upon any asset owned or used by Buyer; or (v) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, result in any loss of benefit under or require any consent, waiver, approval, notice, filing, declaration or authorization under, any Contract or Permit to which Buyer is a party or by which Buyer is bound or to which any asset of Buyer is subject or under which Buyer has any rights or the performance of which is guaranteed by Buyer.

4.3 Brokers and Agents. Except for Ladenburg Thalmann & Co., Inc., no broker or finder has acted for Buyer in connection with the Transaction Documents or the transactions contemplated thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Buyer.

4.4 Sufficient Funds. At the Closing, Buyer will have sufficient funds available as and when needed to consummate the transactions contemplated hereby and to perform its obligations hereunder. Buyer will not become insolvent as a result of consummating the transaction contemplated by this Agreement.

4.5 Investment Intent; Restricted Securities. Buyer is purchasing the Company Interests solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Company Interests or dividing its participation herein with others. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer understands and acknowledges that (a) none of the Company Interests have been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) none of the Company Interests are traded or tradable on any securities exchange or over-the-counter, and (c) the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

4.6 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that would reasonably be expected to adversely affect the Buyer’s performance of its obligations under this Agreement or the consummation by Buyer of the transactions contemplated hereby, or seek to prevent, enjoin or otherwise delay the transactions contemplated hereby. To Buyer’s knowledge, no event has occurred, or circumstance exists that may give rise to, or serve as a basis for, any such Action.

4.7 No Other Representations and Warranties; Acknowledgment. Notwithstanding anything contained in this Agreement, Buyer is not making any representation or warranty, express or implied, beyond those expressly given in this Agreement, in any other Transaction Document or in any certificate delivered pursuant hereto or thereto. Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company and Sellers expressly and specifically set forth in Article II and Article III (as modified by the Disclosure Schedules).

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ARTICLE V

Covenants

5.1 Maintenance of Books and Records. For a period of seven (7) years after the Closing Date, Buyer agrees to retain in accordance with the Company’s historical record retention policy (and shall cause the Company to retain) and Buyer shall not (and shall not permit the Company to) dispose of or destroy, other than in compliance with such historical record retention policy, any of, the material business records and files of the Company or relating to all periods prior to the Closing Date, in the form such business records and files existed as of the Closing Date. Buyer shall make such copies, if any, reasonably available to the Seller Representative or its Representatives and for a period of seven (7) years after the Closing Date to the extent necessary for the Seller Representative or its Representatives to (w) fulfill any of its obligations hereunder or under any other Transaction Document, (x) satisfy any if its reporting or similar obligations to any of its members, or (y) respond to any claim for indemnification pursuant to the terms hereof; provided, however, any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business. Notwithstanding the foregoing, any and all such records may be destroyed by Buyer at any time if such party sends to the Seller Representative written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the thirtieth (30th) calendar day following such notice unless the Seller Representative notifies the destroying party that it desires to obtain possession of such records, in which event the destroying party shall transfer the records to the Seller Representative.

5.2 Tax Matters.

(a) Tax Treatment.

(i) For U.S. federal, state and local Income Tax purposes, Sellers and Buyer agree that (1) the sale contemplated herein of the Company Interests that are other than the Contributed Interests shall be treated as a purchase and sale of partnership interests, (2) the contribution of the Contributed Interests by the Sellers to the Buyer shall be treated as a contribution of property for partnership interests in the Buyer pursuant to Section 721(a) of the Code, and (3) Buyer shall be considered a continuation of the Company (collectively, the “Intended Tax Treatment”).

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(ii) Consistent with the Intended Tax Treatment and the Code Section 754 election, Buyer and Sellers agree that the Base Purchase Price, as adjusted pursuant to Section 1.5 (together with all liabilities of the Company that are treated as purchase price for applicable Tax purposes) shall be allocated among the assets of the Company for applicable Tax purposes in a manner consistent with Section 755 of the Code and the relevant Treasury Regulations, in accordance with the methodology attached hereto as Schedule 5.2(a)(ii), which the Parties agree reflects the fair market value (or the methodology to determine the fair market value) of the assets of the Company.

(iii) Except as otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law), the Parties agree to report consistently with the Intended Tax Treatment on their Tax Returns, and to not take any position for applicable Tax purposes that is inconsistent therewith.

(b) Tax Returns; Payment of Taxes.

(i) Tax Returns. All Tax Returns for the Company for taxable periods ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), which are filed after the Closing Date, shall be prepared in a manner consistent with prior practices, methods, and elections of the Company, as applicable, unless otherwise required by applicable law. The preparing Party shall deliver copies of the Tax Returns prepared by such Party to the nonpreparing Party, for review and comment, at least twenty (20) days prior to filing. All Tax Returns for a Pre-Closing Tax Period shall be prepared at the expense of Sellers. All Tax Returns for a Straddle Period shall be prepared by and at the expense of the Company. The non-preparing Party shall provide any written comments within ten (10) days after receipt of such Tax Return from the preparing Party. If no such written comments are delivered, then non-preparing Party shall be deemed to have accepted such Tax Return. Upon receipt of written comments, Buyer and the Seller Representative shall consult and attempt to resolve in good faith all reasonable comments to any Tax Returns. If, after consulting in good faith, Buyer and the Seller Representative are unable to resolve any comments, then, if such unagreed Tax Return is a non-Income Tax Return or a Straddle Period Income Tax Return, it shall be referred to the Neutral Accountant for resolution. If the Neutral Accountant is unable to make a determination with respect to any disputed item prior to the due date for the filing of the Tax Return in question, then (i) the Seller Representative, Buyer, or the Company, as applicable, shall timely file such Tax Return in accordance with the preparing Party’s reasonable position and (ii) when the Neutral Accountant subsequently resolves the dispute, the Seller Representative, Buyer, or the Company, as applicable, shall promptly file an amended Tax Return, if necessary, reflecting the resolution by the Neutral Accountant. The fees and expenses of the Neutral Accountant shall be shared equally by Sellers and Buyer. Sellers shall be responsible for all Taxes due and payable with respect to the Company for all Pre-Closing Tax Periods, including the portion of a Straddle Period that ends on the Closing Date.

(ii) Pre-Closing Tax Period Income Tax Returns. The Seller Representative, at the expense of Sellers, shall prepare or cause to be prepared all Income Tax Returns of the Company for all taxable periods that end on or before the Closing Date. Sellers shall timely pay to the appropriate Governmental Authority, all Income Taxes that are due and payable with respect to the Company for all taxable periods that end on or before the Closing Date.

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(iii) Pre-Closing Tax Period Non-Income Tax Returns and Straddle Period Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed (A) all non-Income Tax Returns for the Company for all Pre-Closing Tax Periods which are filed after the Closing Date and (B) all Tax Returns for the Company for Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”). Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that the Seller Representative, on behalf of Sellers, shall promptly reimburse Buyer to the extent any payment Buyer is required to make is attributable to a Pre-Closing Tax Period (or deemed pursuant to Section 5.2(c) to end) on or before the Closing Date to the extent such Taxes exceed the amount of such Taxes that were included as an accrued Tax liability in determining the Final Working Capital Amount; provided, further, in no event shall Buyer or the Company be responsible for Taxes that flow-thru to Sellers, e.g., Income Taxes. For the avoidance of doubt, Income Taxes of Sellers shall not be included as a Tax liability in the determination of the Final Working Capital Amount and shall be payable by Sellers.

(iv) Transaction Deductions. Buyer and Sellers agree that in connection with the preparation and filing of Income Tax Returns of or with respect to the Company, to the extent permitted by applicable Law any deductions and/or losses of or with respect to Company Indebtedness, Employee Payments, and Transaction Expenses shall be claimed in taxable periods, or portions thereof, ending on or before the Closing Date and that the Company shall claim any available election under the safe harbor provisions contained in Revenue Procedure 2011-29, 2011-18 I.R.B. 746, with respect to any “success-based fees”.

(v) Transfer Taxes. Notwithstanding any other provision in the Transaction Documents, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the Transaction Documents (including any transfer or similar tax imposed by states or subdivisions) shall be borne by 50% Buyer and 50% by Sellers. The party legally responsible for filing any Tax Return with respect to Transfer Taxes shall, at its own expense, timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer and/or Sellers, as applicable, will join in the execution of any such Tax Returns and other documentation.

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(c) Allocation of Taxes. The portion of any Taxes for a Straddle Period that are allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes other than real or personal property Taxes or Transfer Taxes, the amount which would be payable if the taxable year ended with, and included, the Closing Date, and (ii) in the case of real and personal property Taxes and similar ad valorum Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending with the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to clause (i) of this Section 5.2(c), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

(d) Tax Indemnification. Notwithstanding any other provision of this Agreement, until the expiration of the applicable statute of limitations, plus sixty (60) days, each Seller, separately and not jointly and severally, based on such Seller’s Pro Rata Share, agrees to indemnify the Buyer Indemnified Parties and hold them harmless, from and against, without duplication, all Taxes (or the non-payment thereof) for which the Company is liable for all taxable periods or portions thereof (as determined in Section 5.2(c)) ending on or before the Closing Date (including, without limitation, any and all Taxes of any Person imposed on Buyer or the Company for such period or portion thereof as a transferee or successor, by contract, other than any Commercial Tax Agreement, or pursuant to any Law), or otherwise, to the extent such Taxes were not included as an accrued Tax liability in determining the Final Working Capital Amount.

(e) Cooperation in Tax Matters. Sellers and Buyer shall cooperate reasonably in connection with the filing of Tax Returns of the Company and any Tax Proceeding of the Company. Such cooperation shall include the provision of records and information with respect to the Company which are in the possession of any Seller or Buyer or the Company and are reasonably relevant to any such Tax Proceeding.

(f) Tax Proceedings. The Seller Representative or Buyer, as applicable, shall promptly notify the other Party in writing of becoming aware of the commencement after the Closing Date of any Tax Proceeding, or of any demand or claim on Buyer or any of its Affiliates, including the Company, which could give rise to a claim for indemnification under this Agreement relating to or arising from Taxes for a Pre-Closing Tax Period or a Straddle Period (a “Tax Indemnification Event”). Such notice shall contain factual information (to the extent known to the recipient party) with respect to the Tax Indemnification Event in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect thereof. If there is a Tax Indemnification Event relating to Income Taxes solely with respect to a Pre-Closing Tax Period, then the Seller Representative shall have the right to assume the defense of such Tax Proceeding; provided, the Seller Representative shall (A) acknowledge in writing that such Taxes are within the scope of the indemnification obligations set forth in this Agreement, (B) appoint a recognized and reputable counsel reasonably acceptable to Buyer in connection with such defense, and (C) notify Buyer of its intent to assume the defense of such Tax Proceeding within ten (10) days of receipt of the notice of the Tax Indemnification Event relating to such Tax Proceeding; provided, further, that if the Seller Representative elects to assume the defense of a Tax Proceeding pursuant to this Section 5.2(f), Buyer shall be entitled to participate in such Tax Proceeding (at its own expense) and the Seller Representative shall not settle, abandon or otherwise resolve such Tax Proceeding without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Additionally, for any notice of final partnership adjustment received by the Company with respect to which an “imputed underpayment” (within the meaning of Section 6225(b) of the Code) may be determined for a Pre-Closing Tax Period, the Seller Representative shall consent to the Company’s timely making of the election pursuant to Section 6226 of the Code and timely file or otherwise provide all required reports and statements, and otherwise take any other action, required by Section 6226 of the Code and the Treasury Regulations promulgated thereunder to push out the Tax adjustments or “imputed underpayment” to Sellers. All other Tax Proceedings against the Company shall be controlled by Buyer, provided that if any such Tax claim could result in a Tax Indemnification Event under which the Sellers may be subject to indemnification obligations owed to Buyer pursuant to this Agreement, then the Seller Representative shall be entitled to participate in such claims and Buyer shall not settle, abandon, or otherwise resolve any such claims without the written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the provisions of this Section 5.2(f), rather than those of Section 6.5, shall apply with respect to any Tax Proceeding.

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(g) Refunds. Sellers shall be entitled to the amount of any refund of Taxes of the Company with respect to all Pre-Closing Tax Periods or portions (as determined under Section 5.2(c)) of Straddle Periods through and including the Closing Date (to the extent such Taxes were paid by the Company prior to the Closing or by any Seller after the Closing or were included as an accrued Tax liability in the Final Working Capital Amount, and excluding any refunds of Taxes that were reflected as an accrued Tax asset in the Final Working Capital Amount), net of any reasonable out-of-pocket costs incurred in obtaining such refund or any Taxes incurred as a result of receipt of such refund, which refund is actually received from a Governmental Authority (or credited or applied to reduce Taxes otherwise payable) by Buyer or its Affiliates (including the Company) after the Closing. Buyer shall pay, or cause to be paid, to the Seller Representative on behalf of Sellers any amount to which Sellers are entitled pursuant to the prior sentence within ten (10) calendar days of the receipt or recognition of the applicable refund or credit by Buyer or its Affiliates. To the extent any such refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, Sellers agree promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Buyer.

(h) Section 754 Election. Buyer shall cause the Company to make, and Sellers shall cooperate in the making of, a timely and effective election under Code Section 754 (and any equivalent election for applicable state and local Income Tax purposes), which Section 754 election (and equivalent election) shall be filed by the Company (or the applicable Subsidiary) with its U.S. federal Income Tax Return (and applicable state and local Income Tax Returns) for the taxable year that includes the Closing Date and shall be effective for such taxable year.

(i) Tax Adjustments. The Parties agree to treat any amount paid pursuant to Section 1.5, this Section 5.2 and Article VI as an adjustment to the Base Purchase Price for U.S. federal Tax purposes, unless otherwise required by Law.

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(j) Tax Sharing Agreements. Any and all existing Tax sharing or similar agreements to which the Company is a party, other than any Commercial Tax Agreement, shall be terminated as of the Closing Date.

(k) Scope. Any claim by any Party relating to a breach by another Party of its obligations under this Section 5.2 shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article VI. Notwithstanding the foregoing or any other term or condition of Article VI, to the extent there is any inconsistency between the terms of Article VI and this Section 5.2 with respect to the allocation of responsibility between Sellers and Buyer for Taxes relating to the Company, the provisions of this Section 5.2 shall govern. For the avoidance of doubt, unless expressly excluded, the applicable provisions of Section 6.3 shall apply with respect to any amounts payable by Sellers under this Section 5.2.

(l) Amended Returns and Retroactive Elections. Buyer shall not, and shall not cause the Company to, (i) amend any Tax Returns filed with respect to any Tax year ending on or before the Closing Date, or (ii) make any Tax election that has retroactive effect to any Tax year ending on or before the Closing Date, in each case without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

5.3 Confidentiality. Each Seller recognizes that, by reason of its ownership of Company Interests in the Company and/or employment by the Company before the Closing Date, such Seller has acquired Confidential Information of the Company, the use or disclosure of which could cause Buyer, the Company and/or their respective Affiliates substantial Damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each Seller covenants and agrees with Buyer that, from and after the Closing, such Seller shall not at any time, directly or indirectly, use, disclose or publish, or permit any of such Seller’s Affiliates to use, disclose or publish, any Confidential Information of the Company, unless (a) such information becomes generally available or known to the public through no fault of any Seller or any of its Affiliates (or, prior to the Closing, the Company), (b) is obtained by any Seller or any of its Affiliates from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality; or (c) the disclosing Party is advised in writing by counsel that disclosure is required by Law or Order; provided, however, that prior to disclosing any information pursuant to clause (c) above, such Person shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. Notwithstanding the foregoing, this Section 5.3 will not prohibit (i) any retention of copies of records or disclosure (A) required by any applicable Law so long as reasonable prior notice is given to Buyer and the Company of such disclosure and a reasonable opportunity is afforded Buyer and the Company to contest the same or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated thereby, (ii) the use by any Seller of general industry information or know-how in such Seller’s ordinary course of business, or (iii) the use by any Seller of Confidential Information in the course of such Seller’s duties as an employee of the Company or Buyer.

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5.4 Further Assurances. From time to time after the Closing Date, upon reasonable request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions reasonably required to consummate and make effective the transactions contemplated by the Transaction Documents.

5.5 Non-Competition and Non-Solicitation.

(a) The Sellers acknowledge and agree that (i) Buyer has required that each Seller, for itself and on behalf of its Related Persons, make the covenants set forth in this Section 5.5 as a condition to Buyer’s willingness to purchase the Company Interests pursuant to this Agreement, (ii) the provisions of Section 5.3 and this Section 5.5 are reasonable and necessary to protect the goodwill of the business of the Company from and after Closing, and (iii) that a breach or threatened breach of Section 5.3 or this Section 5.5 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(b) Accordingly, in consideration of the premises contained herein and in consideration of and as an inducement to Buyer to consummate the transactions contemplated by this Agreement, each Seller, for itself and on behalf of such Seller’s Related Persons, covenants and agrees that, no such Person shall, directly or indirectly:

(i) with respect to all Sellers and their respective Related Persons, during the period from and after the Closing Date until the third (3rd) anniversary of the Closing Date (such period, the “Restricted Period”), engage or invest in, own, manage, operate, finance, control, receive a financial interest in, or participate in the ownership, management, operation, financing, or control of, be employed by, any business that is primarily engaged in the development of sales enablement SaaS platform software (the “Restricted Business”) in the United States (the “Restricted Territory”); provided, that (1) such Person may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Exchange Act, (2) notwithstanding the foregoing, no member of a Seller’s Family (other than such Seller) shall be prohibited from being employed by any business engaged in the Restricted Business, and (3) notwithstanding the foregoing, any member of a Seller’s Family (other than such Seller) may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise except as an employee pursuant to the immediately preceding clause (2));

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(ii) during the applicable Restricted Period whether for such Person’s own account or the account of any other Person: (A) solicit, employ, or otherwise engage as an employee, independent contractor or otherwise, any Person who was an employee of the Company on the Closing Date or in any manner induce or attempt to induce any such employee of the Company to terminate such employee’s employment with the Company, Buyer or Buyer’s Affiliates (including Parent) or (B) interfere with the relationship of the Company, Buyer or Buyer’s Affiliates with any Person who was an employee of the Company on the Closing Date; provided, that such Person shall not be prohibited from placing any advertisements for positions to the public generally;

(iii) during the applicable Restricted Period: (A) solicit for business, which business is competitive with that of the Company, any customer, client or vendor of the Company, (B) encourage, induce, seek to encourage or induce, or assist any other Person to encourage, induce or seek to encourage or induce any customer, client or vendor of the Company to cease or adversely change its, his or her business relationship or dealings with the Company or (C) in any way deliberately interfere with the relationship between the Company and any customer, client or vendor; or

(iv) during the applicable Restricted Period: disparage the other Parties hereto, any of their respective Affiliates, the Company, Buyer or any of their respective services. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), truthful statements in connection with any claim or matter relating to this Agreement or the transactions contemplated hereby or information provided in confidence to such Person’s legal counsel.

(c) If any covenant of any Person in Section 5.3 or this Section 5.5 is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against such Person.

(d) The period of time applicable to any covenant in this Section 5.5 for any Person shall be extended by the duration of any breach by such Person of such covenant (as determined in a final, unappealable judgement by a court of competent jurisdiction).

5.6 Cooperation in Litigation. In the event that a claim is asserted against Buyer or any of its Affiliates (including, after the Closing, the Company) with respect to the business of the Company or any of the transactions contemplated hereby, each Seller, at Buyer’s sole expense and in any event subject to Article VI, (and, prior to Closing, the Company shall) reasonably cooperate with Buyer in the defense of such claim. Each Seller shall, at Buyer’s sole expense and in any event subject to Article VI (and, prior to Closing, the Company shall), reasonably consult with Buyer regarding the defense of any proceedings or litigation against the Company or any Seller relating to any of the transactions contemplated hereby.

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5.7 Governmental Approvals and Consents. Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, Orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of such party’s obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, Orders and approvals. The parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, Orders and approvals.

5.8 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, (A) Buyer shall be permitted to (a) issue press releases, make public announcements to and communicate with employees, customers and suppliers without the consent or participation of the Sellers, and (b) make customary disclosures to its Affiliates and/or their respective investors, potential investors, members or limited partners, so long as any such Person is bound by a confidentiality obligation with respect thereto, and (B) Parent shall be permitted to file a Form 8-K with the SEC, which Form 8-K shall include as an exhibit thereto a copy of this Agreement, the other Transaction Documents and, if determined by Parent, a copy of the press release issued by Parent regarding the execution by the Parties of this Agreement and the other Transaction Documents.

5.9 Release of Claims. Effective as of the Closing, each Seller, for and on behalf of himself or itself and each of his or its Affiliates, does hereby (and shall be deemed to have) IRREVOCABLY and UNCONDITIONALLY release, acquit and forever discharge the Released Parties, and each of them individually, from the Released Claims. Sellers hereby expressly waive any rights they have or may have under applicable Law to preserve Released Claims which they do not know or suspect to exist in their favor at the time of executing this Agreement. Sellers understand and acknowledge that they may discover facts different from, or in addition to, those which Sellers know or believe to be true with respect to the Released Claims, and agree that the release provided in this Section 5.9 shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If any Seller discovers that any fact relied upon in entering into such release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, such Seller shall not be entitled to any relief as a result thereof, and Sellers hereby surrender any rights they might have to rescind the release provided in this Section 5.9 on any ground. Subject to the last sentence of this Section 5.9, Sellers will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind against the Released Parties based on, arising out of, or in connection with any Released Claim. Sellers represent and warrant that they have full power and authority to release the Released Claims and that they have not assigned any rights in the Released Claims to any other Person. This Agreement is intended to be effective as a general release of and bar to all claims as stated in this Section 5.9. Accordingly, each Seller expressly waives all rights under Section 1542 of the California Civil Code, which states, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Notwithstanding the foregoing, nothing set forth in this Section 5.9 shall affect the ability of Sellers to bring a claim or other Action under this Agreement or any of the other Transaction Documents and nothing in this Agreement shall be interpreted to release the Buyer from any of its obligations to Sellers under this Agreement.

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5.10 Waiver of Rights. Each Seller and the Company hereby irrevocably waives any rights of first refusal, rights of first offer, call or put rights or similar rights pursuant to the Company LLC Agreement (and under any other applicable agreement) with respect to the consummation of the transactions contemplated by this Agreement, including the Rollover and any other transfer of Company Interests or other equity interests contemplated herein or therein.

5.11 Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each, a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied.

ARTICLE VI

Indemnification

6.1 Indemnification by Sellers.

(a) Subject to the provisions of this Article VI, each Seller, separately and not jointly and severally, based on such Seller’s Pro Rata Share, shall indemnify and hold harmless Buyer, its Affiliates (including, after the Closing, the Company and Parent) and their respective successors and permitted assigns (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from, against and in respect of all Damages suffered or incurred by any Buyer Indemnified Party in connection with, resulting from or arising out of:

(i) any breach or inaccuracy of any representation or warranty of the Company set forth in this Agreement;

(ii) any nonfulfillment or breach prior to the Closing of any covenant or agreement on the part of the Company set forth in this Agreement;

(iii) any Unpaid Company Indebtedness, Unpaid Transaction Expenses and Change of Control Payments; and

(iv) notwithstanding any disclosure in the Disclosure Schedule, any non-compliance with the terms of the Company PPP Loan or the inability to secure forgiveness of the Company PPP Loan, including for failure to receive consent for this Agreement and the transactions contemplated herein, and all costs, expenses and penalties associated therewith. There shall be no liability for indemnification under this Section 6.1(a)(iv) unless the aggregate amount of Damages, costs, expenses and penalties under this Section 6.1(a)(iv) exceeds $45,000, at which time Sellers will be obligated to indemnify Buyer Indemnified Parties only with respect to the aggregate amount of all Damages, costs, expenses and penalties described in this Section 6.1(a)(iv) in excess of such amount. Notwithstanding anything to the contrary in this Agreement, the Seller Indemnification Threshold and the Cap shall not apply to the indemnification provided in this Section 6.1(a)(iv).

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(b) Subject to the provisions of this Article VI, each Seller, separately and not jointly and severally, shall indemnify and hold harmless the Buyer Indemnified Parties from, against and in respect of all Damages suffered or incurred by any Buyer Indemnified Party in connection with, resulting from or arising out of:

(i) any breach or inaccuracy of any representation or warranty of such Seller set forth in this Agreement; and

(ii) any nonfulfillment or breach of any covenant or agreement on the part of such Seller set forth in this Agreement.

6.2 Indemnification by Buyer. Subject to the provisions of this Article VI, Buyer shall indemnify and hold harmless each Seller, its Affiliates (excluding for the avoidance of doubt, the Company) and their respective successors and permitted assigns (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against all Damages suffered or incurred by any Seller Indemnified Party in connection with, resulting from or arising out of:

(a) any breach or inaccuracy of any representation or warranty of Buyer set forth in this Agreement; and

(b) any nonfulfillment or breach of any covenant or agreement on the part of Buyer set forth in this Agreement.

6.3 Limitations on Indemnification Obligations.

(a) Notwithstanding Section 6.1, there shall be no liability for indemnification under Section 6.1(a)(i) unless the aggregate amount of Damages under this Agreement exceeds $30,000 (the “Seller Indemnification Threshold”), at which time Sellers will be obligated to indemnify Buyer Indemnified Parties only with respect to the aggregate amount of all Damages described in Section 6.1(a)(i) in excess of such amount, subject to the remaining limitations in this Article VI (including the limitations set forth in Section 6.3(b)). In no event shall Sellers maximum indemnification liability to Buyer Indemnified Parties (i) pursuant to Section 6.1(a)(i) exceed $560,000 (the “Cap”), and (ii) pursuant to this Agreement exceed the aggregate amount of the cash proceeds actually received directly by the Sellers pursuant to this Agreement (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) or, with respect to each individual Seller, such Seller’s Pro Rata Portion of the aggregate cash proceeds actually received by the Sellers.

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(b) Notwithstanding the foregoing, the Seller Indemnification Threshold and the Cap shall not apply to Damages based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Fundamental Representation, (ii) any claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement, or (iii) any claims arising under Section 6.1(a)(iv).

(c) Subject to Section 6.3(a), for purposes of this Article VI, solely for purposes of calculating the amount of any Damages arising from a breach of any representation, warranty or covenant contained in this Agreement which is qualified by the words “material,” “in all material respects” or similar “materiality” qualifiers, such Damages shall be calculated as if such qualifier were not contained therein.

(d) Notwithstanding anything in this Agreement to the contrary, no party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliates have been indemnified or reimbursed for such amount under any other provision of this Agreement or any other document executed in connection with this Agreement or otherwise. For the avoidance of doubt, Damages shall not include any amounts that were actually included in Unpaid Company Indebtedness, Unpaid Transaction Expenses or Change of Control Payments or as liabilities in the final determination of Working Capital.

(e) Furthermore, in the event any Damages related to a claim by any of the Indemnified Parties are covered by insurance, the parties will use commercially reasonable efforts to seek recovery under available insurance (with no requirement to file a lawsuit or any other legal proceeding against an insurer), and no Indemnified Party will be entitled to recover from any of the Indemnifying Parties (and shall refund amounts received up to the amount of indemnification actually received) with respect to such Damages to the extent the Indemnified Party actually recovers the insurance payment specified in the policy, in each case giving effect to deductibles or self-insured or co-insurance payments made and net of the present value of any reasonably probable increase in insurance premiums or other reasonable charges paid or to be paid by the Indemnified Party resulting from such Damages and all reasonable costs and expenses incurred by the Indemnified Party in recovering such proceeds from its insurers.

6.4 Survival and Expiration of Representations, Warranties, Covenants and Agreements. With respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 6.4 shall govern when any such claim may be brought.

(a) The representations and warranties (other than the Fundamental Representations) made by the Parties in this Agreement shall survive the Closing and shall expire on the date that is twelve (12) months after the Closing Date; provided, that the Fundamental Representations shall survive until sixty (60) days after the expiration of the statute of limitations applicable to the subject matter of the representations and warranties set forth in those Sections.

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(b) The covenants and agreements of the Parties under this Agreement shall survive the Closing in accordance with their terms.

(c) If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive solely as to such claim, until such claim has been finally resolved.

6.5 Indemnification Procedures. All claims for indemnification under this Article VI (“Claims”) shall be asserted and resolved as follows:

(a) In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a Claim against any Party obligated to provide indemnification pursuant to Section 6.1 or Section 6.2 (the “Indemnifying Party”) arising out of a Claim asserted against an Indemnified Party by a third party (a “Third Party Claim”), the following provisions shall apply:

(i) The Indemnified Party shall with reasonable promptness notify the Indemnifying Party in writing of such Third Party Claim, describing the Third Party Claim in reasonably detail and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) of the Damages that have been or may be sustained by the Indemnified Party (the “Claim Notice”). The Indemnified Party’s failure to give reasonably prompt notice as required by this Section 6.5 of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party, except to the extent that the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(ii) If any Indemnified Party asserts a Claim involving a Third Party Claim, the Indemnifying Party shall, within fifteen (15) calendar days from delivery of the Claim Notice (the “Notice Period”), notify the Indemnified Party whether or not the Indemnifying Party desires to defend against such Third Party Claim. If, and for so long as, the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party against such Third Party Claim, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, conditioned or delayed); provided, however, that, unless the Indemnified Party otherwise agrees in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (I) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim, (II) involves no admission of wrongdoing by the Indemnified Party or its Affiliates and (III) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable period of time or with reasonable diligence, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim.

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(iii) If (A) the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, (B) fails to defend such claim within a reasonable period of time or with reasonable diligence, or (C) the Indemnified Party advises that there are conflicts of interest that, based on advice of counsel, cause the joint representation of the Indemnifying Party and Indemnified Party by a single counsel to cause joint representation of the indemnifying and indemnified parts to be inappropriate under applicable standards of professional conduct, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may assume control of the defense of such Third Party Claim and the Indemnifying Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim. If the Indemnified Party is defending a Third Party Claim, such Indemnified Party may not settle any matter (in whole or in part) unless the Indemnifying Party agrees in writing thereto (which agreement shall not be unreasonably withheld conditioned or delayed).

(b) For purposes of this Section 6.5, (i) if any or all Sellers comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Seller Representative, and (ii) if any or all Sellers comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Seller Representative.

6.6 Payment. Once a Claim has been finalized pursuant to the procedures set forth in Section 6.5, the Indemnifying Party shall promptly remit to the Indemnified Party the amount of any such Claim. If any Seller is the Indemnifying Party, Sellers obligations to indemnify Buyer Indemnified Parties pursuant to Section 6.1 or Section 5.2(d) shall be satisfied by the Seller Representative (on behalf of the Sellers).

6.7 Obligation to Mitigate. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonably steps to mitigate any Damages upon becoming aware of any event or circumstances that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum, extent necessary to remedy the breach that give rise to such Damages.

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6.8 Exclusive Remedy. Except as otherwise expressly provided in this Agreement (including, for the avoidance of doubt, disputes under Section 1.5, which are subject to a specified dispute resolution procedure) and except with respect to Fraud, claims for injunctive or other equitable relief under Section 8.8 or offset rights, the remedies provided for in this Article VI and in Section 5.2(d) will be the sole and exclusive remedies of the parties hereto and their Affiliates and their respective stockholders, members, managers, trustees, officers, directors, employees, agents, representatives, successors and assigns for claims arising out of any breach of or inaccuracy in any representation, warranty, covenant, agreement or obligation contained in this Agreement or in any certificate delivered pursuant hereto. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI; provided, however, that the rights and remedies provided by this Agreement are cumulative and non-exclusive, and the availability or use of any one right or remedy by any party will not preclude or waive the right to use any or all other remedies. The provisions in this Article VI do not: (a) waive or affect any claims for Fraud to which any party may be entitled, or relieve or limit the liability of any party from any liability arising out of or resulting from claims for Fraud, and (b) waive or affect any equitable remedies to which any party may be entitled.

ARTICLE VII

Definitions

7.1 Specific Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization, equity interest exchange or other business combination transaction involving the Company; (b) the issuance or acquisition of membership interests or other equity securities of the Company; or (c) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) “Action” means civil, criminal or administrative action, suit, litigation, claim, complaint, hearing, investigation, inquiry, review, examination, audit, arbitration or proceeding by or before any Governmental Authority.

(c) “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(d) “Assets” means all tangible, intangible and other assets, contracts, rights and properties used, held for use, owned or purportedly owned by the Company.

(e) “Benefit Arrangement” means any benefit plan, policy, contract or arrangement, whether written or unwritten, that is not a Benefit Plan and that provides benefits, compensation, including employment agreements or consulting agreements, severance pay, stay or retention bonuses or compensation, change in control payments or benefits, executive or incentive compensation, sick leave, vacation pay, disability pay, retirement, post-employment benefit, deferred compensation, bonus, commission bonus, equity based compensation, including stock purchase and stock option incentives, hospitalization, medical or disability insurance, life insurance, tuition reimbursement, material fringe benefit and any plans subject to Section 125 of the Code.

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(f) “Benefit Plan” has the meaning given in ERISA Section 3(3), together with contracts, plans or arrangements that would be so defined if they were not otherwise exempt from ERISA by that or another section.

(g) “Books and Records” means, with respect to the Company, any and all business records, financial books and records, minute books, sales order files, purchase order files, supplier lists, customer lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications and technical data.

(h) “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which the banking institutions located in Newport Beach, California are generally authorized or required by Law, executive Order or governmental decree to remain closed.

(i) “CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020).

(j) “Change of Control Payments” means the aggregate amount of any bonuses or other similar types of payments made or required to be made, as of the Closing Date, to employees of the Company as a result of the transactions contemplated by this Agreement, in all cases, including any employer payroll and other employment Taxes payable by the Company in connection therewith.

(k) “Closing Payment Certificate” means a certificate signed by an officer of the Company and the Seller Representative, setting forth the allocation of the payment of the Closing Payment to Sellers in accordance with the Company LLC Agreement and the allocation of the Change of Control Payments to the applicable employees of the Company.

(l) “COBRA” means Part 6 of Title I of ERISA.

(m) “Code” means the United States Internal Revenue Code of 1986, as amended.

(n) “Commercial Tax Agreement” means customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

(o) “Company Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or future employees, consultants or service providers of the Company.

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(p) “Company Benefit Plan” means any Benefit Plan sponsored or maintained by the Company or with respect to which the Company has any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former employees, consultants, or service providers of the Company.

(q) “Company Indebtedness” means, at any time, without duplication, the aggregate amount of (i) indebtedness of the Company for borrowed money, and any accrued interest and fees and expenses (if any) related thereto to the extent paid or payable at the Closing, including the Company PPP Loan, (ii) indebtedness of the Company evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations of the Company under any interest rate, currency or other hedging agreement, (iv) obligations of the Company under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (v) all capitalized lease obligations of the Company as determined under GAAP, (vi) all unpaid non-Income Taxes of the Company (regardless of whether such Taxes are due and payable as of the Closing Date) with respect to all Pre-Closing Tax Periods (which shall not be an amount less than zero, which shall not include any offsets or reductions with respect to refunds or overpayments of Tax), (vii) guarantees by the Company with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above, and all accrued interest thereon, if any, and any termination fees, prepayment penalties or premiums, “breakage” cost or similar payments associated with the repayments of such amounts on the Closing Date to the extent paid or payable on the Closing Date. For the avoidance of doubt, Company Indebtedness shall not include (A) any obligations of the Company under any performance bond or letter of credit to the extent undrawn or uncalled, (B) any Liability accounted for in determining the Final Working Capital Amount, (C) any intercompany Liability of the Company, and (D) any indebtedness incurred by Buyer and its Affiliates (and subsequently assumed by the Company) on the Closing Date.

(r) “Company Intellectual Property” means all Intellectual Property used, or held for use, in the Company’s conduct of its business in the manner currently conducted, including all Company Licensed Intellectual Property and all Company Owned Intellectual Property.

(s) “Company Leased Real Property” means all Real Property leased by the Company.

(t) “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to, or as to which other rights of use are granted to, the Company by any third party.

(u) “Company LLC Agreement” means the Operating Agreement of the Company, dated as of April 22, 2010, as amended.

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(v) “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

(w) “Company’s knowledge”, “knowledge of the Company”, “known by the Company” or phrases of similar import, mean the actual knowledge of Steve Deverall and Dustin Kenyon.

(x) “Confidential Information” means, as to any Person, any information not generally known outside such Person that may be of value to such Person, including information that has not been disclosed to the public or to the trade with respect to such Person’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, software, source code, systems, procedures, manuals, specifications, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs or profits associated with any of such Person’s products or services), business plans, lease structures, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, but excludes any information already properly in the public domain or otherwise publicly known. “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to such Person in confidence.

(y) “Confidentiality Agreement” means the Confidentiality Agreement dated as of June 3, 2020 by and between the Company and Parent.

(z) “Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

(aa) “COVID-19 Law” means the CARES Act and the Families First Coronavirus Response Act of 2020.

(bb) “COVID-19 Quarantine Period” means with respect to each regular work location the period during which the applicable state or local Governmental Authority restricted nonessential work at such location.

(cc) “Current Assets” means cash and cash equivalents, and accounts receivable.

(dd) “Current Liabilities” means accounts payable (including credit card debt), unearned income and the N/P Infuse Media amount; provided, however, that the amount of the PPP Loan shall be excluded from the definition of Current Liabilities.

(ee) “Current Government Contract” means any Government Contract for which the performance period has not expired or for which final payment has not been received.

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(ff) “Damages” means, with respect to any Person, all actual liabilities, losses, claims, damages, Taxes, costs and expenses (including reasonable legal expenses and costs) of such person; provided, however, that other than to the extent paid or payable to a third party in a Third Party Claim, Damages shall not include any special, indirect, punitive, incidental, speculative or consequential damages (including without limitation loss of goodwill) or any losses based on any type of multiple (including for example of revenues or earnings) or any costs or expenses of any party to this Agreement or any of its Affiliates that are related to the time spent on any indemnified matter by employees or management of such party or Affiliate, except to the extent such costs or expenses are incurred by a party out-of-pocket (e.g., costs associated with the engagement of third-party consultants or experts relating to the indemnified matter).

(gg) “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

(hh) “Employee Payments” means the aggregate amount of accrued multi-year, annual, quarterly, and/or periodic bonuses, sales commission and other non-equity cash incentives for employees of the Company in respect of any year or performance period prior to or in which the Closing Date occurs, whether or not payable in accordance with their terms (“Bonus Payments”). For clarity, the amount of the Bonus Payments shall represent the amount required to be accrued by the Company for such amounts for the period ending on the Closing Date.

(ii) “Employee Seller” means any Seller that is an employee of the Company or an Affiliate of any such employee.

(jj) “Equity Interest” means, with respect to any Person, (i) any share, partnership or limited liability company interest, unit of participation or other similar interest (however designated) in such Person and (ii) any option, warrant, purchase right, conversion right, exchange right or other agreement that would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).

(kk) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ll) “ERISA Affiliate” means any Person that, together with the Company, is treated as a single employer under Section 414 of the Code and the regulations issued thereunder.

(mm) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(nn) “Family” means, with respect to a particular individual, (a) the individual, (b) the individual’s spouse, (c) any other natural Person who is related to the individual or the individual’s spouse within the first degree and (d) any other natural Person who resides with such individual.

(oo) “Fraud” means common law fraud with intent to deceive another party hereto, or to induce such other party to enter into this Agreement and requires: (i) a false representation of material fact made in this Agreement or any certificate expressly required to be delivered pursuant to the terms of this Agreement; (ii) with knowledge that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; and (iv) causing such party to actually rely on such representation and to suffer damage by reason of such reliance; provided, however, that for the avoidance of doubt, “Fraud” shall not include constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

(pp) “Fundamental Representations” means Sections 2.1 (Due Organization; Power; Subsidiaries), 2.2(a) (Authorization; No Conflict), 2.3 (Capitalization), 2.8 (Taxes), and 2.18 (Brokers and Agents) and Article III (Representations and Warranties of Sellers), except for Section 3.1(b).

(qq) “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

(rr) “Government Contract” means any Contract that (i) is between the Company and a Governmental Authority or (ii) is entered into by the Company as a subcontractor (at any tier) in connection with a Contract between another Person or entity and a Governmental Authority; provided that any task, delivery, or similar order under any indefinite-type contract shall not be deemed to be a separate contract, but a part of the contract under which such order is issued.

(ss) “Governmental Authority” means any federal, state, tribal, province, county, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal, unit, body, instrumentality, licensing authority, enforcement or administrative authority, taxing or arbitral body, multinational organization, any applicable self-regulatory organization or body entitled to exercise any administrative, executive or regulatory power of any nature.

(tt) “Income Tax” means any United States federal, state, local or non-U.S. Tax that, in whole or in part, is based on, measured by or calculated by reference to gross or net income.

(uu) “Income Tax Return” means any Tax Return with respect to any Income Tax.

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(vv) “Intellectual Property” means the following subsisting throughout the world: (i) patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (collectively, “Patent Rights”); (ii) trademarks and service marks, trade dress, logos, Internet domain names, corporate names, domain names and doing business designations and all registrations and applications for registration of the foregoing (collectively, “Trademarks”), and all goodwill in the foregoing; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) confidential inventions, invention disclosures, trade secrets, business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

(ww) “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

(xx) “Law” means each applicable law, Order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling or ordinance of any Governmental Authority, including, without limitation, Title V of the Gramm-Leach-Bliley Act; Title X of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the Electronic Fund Transfer Act; the U.S.A. PATRIOT Act of 2001; the Bank Service Company Act; state escheat statutes; and the rules, regulations and requirements of the Consumer Financial Protection Bureau, the Financial Crimes Enforcement Network and Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Federal Trade Commission, and the Federal Financial Institutions Examination Council.

(yy) “Liability” means any direct or indirect liability, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(zz) “Lien” means, with respect to any property or asset, any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer, under any shareholder or similar agreement.

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(aaa) “Material Adverse Effect” means any condition, result, occurrence, fact, change, event or effect (collectively, “Events”) that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of the Company, taken as a whole, or (ii) the ability of the Company, the Seller Representative or any Seller to consummate the transactions contemplated hereby or to perform their respective obligations hereunder. Notwithstanding the foregoing, none of the following shall be deemed to constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (A) changes following the date hereof in the industries in which the Company operates, including in any change in the financial markets, credit markets or capital markets in the United States, (B) acts of God, or any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (C) any change in GAAP (or the interpretation thereof) after the date of this Agreement, (D) any change in Law, rules, regulations, Orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof), (E) any failure by the Company to meet any internal or external operating projections or forecasts or revenue or earnings predictions (provided that this clause (E) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect), (F) compliance with the terms of, or the taking of any action expressly required by this Agreement, or the failure to take any action prohibited by this Agreement or any Closing Document or (G) the public announcement or pendency of this Agreement or any of the transactions contemplated herein; provided, further, in each case under clauses (A), (B), (C) or (D), such matter shall be disregarded solely to the extent that such change does not disproportionately affect the Company in a disproportionate manner relative to other Persons operating in the industries and markets in which the Company operates.

(bbb) “Membership Interest Rollover Amount (Closing)” shall mean $3,200,000.

(ccc) “Membership Interest Rollover Consideration” means the aggregate number of Buyer’s Class B units transferred to the Sellers as part of the Membership Interest Rollover at Closing, which aggregate number of Buyer’s Class B units shall be calculated as the Membership Interest Rollover Amount (Closing) divided by the quotient of (A) the sum of the VWAPs of Parent Common Stock during the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Closing, divided by (B) ten (10).

(ddd) “Multiemployer Plan” means any Benefit Plan described in Section 3(37) of ERISA.

(eee) “Neutral Accountant” means a nationally- or regionally- recognized accounting firm that is mutually acceptable to Buyer and the Seller Representative.

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(fff) “Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the “Open Source Initiative” as set forth on www.opensource.org.

(ggg) “Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination or demand of a Governmental Authority.

(hhh) “Ordinary Course of Business” means, when used in relation to an action taken by a Person, that such action: (a) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person as presently conducted; and (b) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

(iii) “Organizational Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company; (v) the trust agreement and any documents that govern the formation of a trust; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.

(jjj) “Parent” means Verb Technology Company, Inc., a Nevada corporation.

(kkk) “Partnership Audit Provisions” means the Bipartisan Budget Act of 2015 and Sections 6221-6231 of the Code (and the Treasury Regulations promulgated thereunder), as amended thereunder (and comparable provisions of state and local tax law).

(lll) “Pension Plan” means any Benefit Plan subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA (including any Multiemployer Plan).

(mmm) “Permit” with respect to any Person, any license, registration, accreditation, bond, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

(nnn) “Permitted Liens” means (i) any Lien for Taxes that are not yet due and payable as of the Closing Date or for Taxes that the taxpayer is diligently contesting in good faith by appropriate proceedings and for which adequate reserves are established on the Books and Records of the Company, (ii) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the ordinary course of business that does not materially detract from the value or use of the property encumbered thereby, (iii) any minor imperfection of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction that does not materially detract from the use of the property encumbered thereby or interfere or otherwise impair the current use, occupancy, value or marketability of title of the assets subject thereto, (iv) restrictions on transfers under applicable state and federal securities Laws or pursuant to the terms of the Company LLC Agreement, and (v) Liens that will be released and discharged at or prior to the Closing.

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(ooo) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.

(ppp) “Pro Rata Share” means, with respect to any Seller, the percentage set forth next to such Seller’s name on Annex A; for the avoidance of doubt, such percentage shall be calculated without giving effect to the Membership Interest Rollover.

(qqq) “Qualified Plan” means any Company Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code.

(rrr) “Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

(sss) “Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property.

(ttt) “Related Party” means any Seller or any officer, director, partner, manager, equity holder or employee of the Company or an Affiliate of any such Person.

(uuu) “Related Person” means, (a) with respect to an entity, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) each Person that serves as a director, officer, partner, member, manager, executor, or trustee of such specified Person (or in a similar capacity); (iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (iv) any Related Person of any individual described in clause (ii) or (iii) or, (b) with respect to an individual, (i) each other member or such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity).

(vvv) “Released Claims” means, collectively, any and all charges, complaints, claims, Liabilities, obligations, promises, agreements, covenants, controversies, judgments, executions, damages, proceedings, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect, that the Selling Parties or any of their respective Related Persons have or may have (including nominally or beneficially) against any of the Released Parties related to facts, circumstances, events, actions or omissions which occurred, arose or accrued prior to the Closing Date, including those arising out of or in connection with the past or present ownership of equity securities of the Company; and each of the foregoing, individually, is a “Released Claim”; provided, however, that Released Claims shall not include (a) any right of Sellers arising out of or relating to this Agreement; or (b) any right of any Seller as an employee of the Company to recover accrued salary, benefits, bonuses, paid time off and expense reimbursement in the Ordinary Course of Business.

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(www) “Released Parties” means, collectively, (a) the Company and each of its past, present and future Affiliates; (b) Buyer and each of its past, present and future Affiliates, including Parent; (c) each of the past, present and future Representatives of the Persons described in clauses (a) and (b) above; and (d) each of the successors and assigns of each of the Persons described in clauses (a) through (c) above; and, each of the foregoing, individually, is a “Released Party”.

(xxx) “Representatives” means, with respect to any Person, such Person’s officers and directors (or persons holding comparable positions), employees, consultants, independent contractors, subcontractors, accountants, legal and other agents.

(yyy) “Securities Act” means the United States Securities Act of 1933, as amended.

(zzz) “Sensitive Data” means any information of or about an identifiable living individual that (i) under Law or obligation by written contract or agreement requires Handling, (ii) under Law or by written contract or agreement requires the affected individual or a Governmental Authority to be notified if such information is lost, misused, wrongly accessed, wrongly acquired or compromised; or (iii) alone or in combination with other information can be used to identify an identifiable living individual.

(aaaa) “Software” means software code, applications, utilities, algorithms, development tools, diagnostics, databases and/or embedded systems, whether in source code, interpreted code or object code form.

(bbbb) “Target Working Capital” means $(100,000).

(cccc) “Tax” and “Taxes” means any net income, gains, gross income, gross receipts, ad valorem, premium, value-added, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, escheat, unclaimed property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated taxes and other taxes or similar assessments imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties or additions to tax imposed with respect to such items.

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(dddd) “Tax Proceeding” means any audit, investigation, litigation, dispute or other similar proceeding with respect to Taxes.

(eeee) “Tax Return” means any and all reports, returns (including information returns and claims for refunds), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(ffff) “Trading Day” means a day on which the principal Trading Market is open for trading.

(gggg) “Trading Market” means any of the following markets or exchanges on which the Parent Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

(hhhh) “Transaction Documents” means this Agreement and each of the other agreements and instruments contemplated hereby to be executed on the date hereof or on the Closing Date by a Seller, the Seller Representative, the Company, Buyer and/or any of their respective Affiliates. For the avoidance of doubt, the Transaction Documents include this Agreement, the Membership Interest Assignment Agreement, the Rollover Agreements, and the Key Employee Agreements.

(iiii) “Transaction Expenses” means, to the extent payable by any Seller or the Company (and not paid by such Seller or the Company before the Closing), all costs and expenses incurred by or on behalf of any Seller or the Company prior to the Closing in connection with the preparation, execution and performance of this Agreement and any related agreements in connection with the transactions contemplated by this Agreement, including, without limitation, all fees and out of pocket expenses due all attorneys, accountants and financial advisors of any Seller or the Company.

(jjjj) “Unpaid Company Indebtedness” means all Company Indebtedness outstanding at the Closing, other than the Company PPP Loan.

(kkkk) “Unpaid Employee Payments” means all Employee Payments accrued and unpaid as of the Effective Time.

(llll) “Unpaid Transaction Expenses” means all Transaction Expenses outstanding at the Closing.

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(mmmm) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Parent Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Parent Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Parent Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Parent Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Parent Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Parent Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Parent Common Stock so reported, or (d) if the volume weighted average price cannot be calculated for the Parent Common Stock on such date on any of the foregoing bases, the volume weighted average price of the Parent Common Stock on such date shall be the fair market value as mutually determined by the Parties. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(nnnn) “Working Capital” means, as of the Effective Time, the amount (which may be a positive or negative number), without duplication, equal to (a) the Current Assets of the Company, at least $250,000 of which shall be in the form of cash, minus (b) the Current Liabilities of the Company.

7.2 Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

7.3 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”, “Sections”, “Exhibits” and “Schedules” shall be deemed to be references to Articles and Sections of and Exhibits and Schedules to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The phrase “ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practices”. The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors and any other Person for whose conduct such Person is or may be responsible. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified, replaced or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules, regulations, enforcement procedures and any interpretations formally promulgated and implemented thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion.

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ARTICLE VIII

General

8.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt); (b) when delivered to the address of addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third calendar day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.1):

If to Buyer (or the Company after Closing):

Verb Acquisition Co., LLC

c/o Verb Technology Company, Inc.

2210 Newport Boulevard, Suite 200

Newport Beach, California 92663

Attention: Rory Cutaia, President and CEO

(855) 250-2300 (phone)

rory@verb.tech

With a required copy to (which shall not constitute notice):

Troutman Pepper Hamilton Sanders LLP

5 Park Plaza, Suite 1400

Irvine, California 92614

Attention: Larry A. Cerutti

(949) 622-2710 (phone)

larry.cerutti@troutman.com

If to the Seller Representative:

Steve Deverall

3369 W. Mayflower Avenue, Suite 100

Lehi, Utah 84043

(801) 209-0163 (phone)

steve@solofire.com

With a required copy to (which shall not constitute notice):

Parr Brown Gee & Loveless

101 South 200 East, Suite 700

Salt Lake City, Utah 84111

Attention: Michael J. Schefer

(801) 257-7966 (phone)

mschefer@parrbrown.com

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8.2 Entire Agreement. This Agreement (which includes the Disclosure Schedule, the other Schedules hereto and the Exhibits hereto), the other Transaction Documents, the Confidentiality Agreement and all other agreements contemplated hereby sets forth the entire understanding of the Parties with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Disclosure Schedule, the other Schedules and the Exhibits is incorporated herein by this reference and expressly made a part hereof, and all terms used in the Disclosure Schedule or any Schedule or Exhibit shall have the meaning ascribed to such term in this Agreement.

8.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably conditioned, withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

8.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.5 Expenses and Fees. Except as otherwise specifically provided for herein, each of the Parties shall bear its own expenses in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Nevada.

8.7 Submission to Jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the State of Nevada over all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) and each party hereby irrevocably agrees that all claims in respect of any such Action related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).

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8.8 Specific Performance. Each Party acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in the Transaction Documents. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right, prior to any termination of this Agreement, to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in the Transaction Documents, in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in the Transaction Documents and to enforce specifically the terms and provisions of the Transaction Documents shall not be required to provide any bond or other security in connection with such Order or injunction.

8.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.10 Amendment; Waiver. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party against whom such extension or waiver is to be effective.

8.11 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any Party or any other Person, other than the Parties, Buyer Indemnified Parties and the Seller Indemnified Parties.

8.12 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

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8.13 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated hereby, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the transactions contemplated hereby and is not relying on statements made by any other Party as to such tax consequences, except as expressly provided herein.

8.14 Public Disclosure. Except for a press release approved by the Seller Representative and Buyer at, prior to or after the Closing, or as required by applicable Law, none of the Parties shall make any disclosure or permit any of their respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Buyer and the Seller Representative in writing, which approval shall not be unreasonably conditioned, withheld or delayed. No Seller shall, and each Seller shall cause each of its Affiliates not to, at any time, divulge, disclose or communicate to others in any manner whatsoever, information or statements which disparage or are intended to disparage Buyer, the Company or any of their respective Affiliates and their respective business reputations. Any Party may disclose the terms of the Transaction Documents to its accountants and advisors who have a “need-to-know” solely for the purpose of providing services related to the transactions contemplated by this Agreement to such party.

8.15 Currency. Whenever any payment hereunder is to be paid in “cash”, payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the exchange rate shall be that published by The Wall Street Journal on the date an obligation is paid (or if The Wall Street Journal is not published on such date, the first date thereafter on which The Wall Street Journal is published).

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the day and year first written above.

COMPANY:

ASCEND CERTIFICATION, LLC

By:	/s/ Steve Deverall
Name:	Steve Deverall
Title:	President

SELLER REPRESENTATIVE:

/s/ Steve Deverall
Steve Deverall

[Buyer and Sellers Signature Pages to Follow]

[Seller Representative and Company Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the day and year first written above.

BUYER:

VERB ACQUISITION CO., LLC

By:	/s/ Rory Cutaia
Name:	Rory Cutaia
Title:	President and CEO

[Sellers Signature Pages to Follow]

[Buyer Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the day and year first written above.

SELLERS:

CORVUS INTERNATIONAL, INC.

By:	/s/ Steve Deverall
Steve Deverall, President

THE H2 MANAGEMENT CORP

By:	/s/ Brook Harker
Brook Harker

ECLIPSE ENTERPRISES AND MANAGEMENT, INC.

By:	/s/ James Norton
James Norton, President

Kestrel MANAGEMENT, INC.

By:	/s/ Jordan Erickson
Jordan Erickson, President

[Sellers Signature Page to Membership Interest Purchase Agreement]

/s/ Ben Mosbarger
Ben Mosbarger

/s/ Jason Etherington
Jason Etherington

/s/ Nate Babbel
Nate Babbel

[Sellers Signature Page to Membership Interest Purchase Agreement]

ANNEX A

SELLERS

Seller Name	Pro Rata Share
Corvus International, Inc.	23.24%
Kestrel Management, Inc.	23.24%
The H2 Management Corp	23.24%
Eclipse Enterprises and Management, Inc.	23.24%
Ben Mosbarger	2.35%
Jason Etherington	2.35%
Nate Babbel	2.35%
Total	100.0%

EXHIBIT A

Company Interest Assignment Agreement

(attached hereto)

EXHIBIT B

Buyer Operating Agreement

(attached hereto)

EXHIBIT C

Form of Key Employee Agreement – Steve Deverall

(attached hereto)

EXHIBIT D

Form of Key Employee Agreement – Dustin Kenyon

(attached hereto)

SCHEDULE 5.2(a)(ii)

Tax Treatment

Allocation of Purchase Price for Tax Purposes

Pursuant to Section 5.2(a)(ii), Buyer and Sellers agree that the aggregate Purchase Price (along with any liabilities considered assumed or deemed assumed by Buyer treated as additional purchase consideration for Tax purposes) shall be allocated among the assets of the Company for all Tax purposes, and the allocation shall be prepared in a manner consistent with the methodology set forth in the chart below:

Class:	Category:	Allocation Methodology:
Class I:	Cash and Cash Equivalents	The amount reflected for such assets in the Final Working Capital Statement as finally determined pursuant to Section 1.5.

Class II:	Certificates of Deposit, Foreign Currency	The amount reflected for such assets in the Final Working Capital Statement as finally determined pursuant to Section 1.5.

Class III:	Accounts Receivable	The amount reflected for such assets in the Final Working Capital Statement as finally determined pursuant to Section 1.5.

Class III:	Other Receivables	The amount reflected for such assets in the Final Working Capital Statement as finally determined pursuant to Section 1.5.

Class IV:	Inventory	None.

Class V:	Prepaid Expenses	The amount reflected for such assets in the Final Working Capital Statement as finally determined pursuant to Section 1.5.

Class V:	Property, Plant and Equipment	None.

Class VI and VII:	Intangibles, Goodwill and Going Concern value	Residual balance.

DISCLOSURE SCHEDULE

(attached hereto)